Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MCCARTHY FINNEY, INC.,

AUDDIA MERGER SUB, INC.,

THRAMANN MERGER SUB LLC,

AUDDIA INC.

and

THRAMANN HOLDINGS, LLC

Dated as of February 17, 2026

THIS IS A DRAFT DOCUMENT THAT HAS BEEN PREPARED TO FACILITATE DISCUSSIONS REGARDING A PROPOSED TRANSACTION AMONG THE PARTIES, AND IS SUBJECT TO REVIEW AND COMMENT IN ALL RESPECTS. THIS DOCUMENT IS NOT INTENDED TO CREATE ANY LEGALLY BINDING OR ENFORCEABLE OBLIGATIONS WHATSOEVER. NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT HAS BEEN ENTERED INTO AMONG THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, SHALL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL IT HAS BEEN EXECUTED BY ALL PARTIES AND COMPLETE EXECUTED COPIES HAVE BEEN DELIVERED. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

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Exhibit A	Form of Auddia Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Holdco Notes
Exhibit D	Form of Special Preferred Certificate of Designations
Exhibit E	Form of Certificate of Incorporation of Holdco
Exhibit F	Form of By-Laws of Holdco
Exhibit G	Board of Directors of Holdco
Exhibit H	Officers of Holdco

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INDEX OF DEFINED TERMS

Definition	Location

2013 Equity Incentive Plan	Section 1.1
2020 Equity Incentive Plan	Section 1.1
2025 Equity Incentive Plan	Section 1.1
AAA	Section 9.4(e)
Acceptable Confidentiality Agreement	Section 1.1
Accounting Firm	Section 9.4(e)
Acquisition Inquiry	Section 1.1
Acquisition Proposal	Section 1.1
Acquisition Transaction	Section 1.1
Action	Section 5.9
Affiliate	Section 1.1
Agreement	Preamble
Allocation Certificate	Section 9.13
Anticipated Closing Date	Section 9.4(a)
Auddia	Preamble
Auddia Adjustment Amount	Section 4.2(a)(i)(A)
Auddia Adjustment Factor	Section 4.2(a)(i)(B)
Auddia Awards	Section 4.3(c)
Auddia Board	Recitals
Auddia Board Adverse Recommendation Change	Section 9.4(b)
Auddia Board Recommendation	Section 9.4(b)
Auddia Book-Entry Share	Section 4.4(b)
Auddia Capital Stock	Section 1.1
Auddia Certificate	Section 4.4(b)
Auddia Certificate of Merger	Section 2.4
Auddia Closing Market Price	Section 4.2(a)(i)(C)
Auddia Common Stock	Section 1.1
Auddia Disclosure Letter	Article VI
Auddia Equity Awards	Section 4.3(e)
Auddia Equity Plans	Section 1.1
Auddia Excluded Shares	Section 4.1(b)
Auddia Fundamental Representations	Section 1.1
Auddia Material Adverse Effect	Section 6.1(a)
Auddia Material Contracts	Section 6.15(a)
Auddia Merger	Recitals
Auddia Merger Consideration	Section 4.1(a)(i)
Auddia Merger Effective Time	Section 2.4(b)
Auddia Merger Sub	Preamble

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Auddia Net Cash Calculation	Section 9.4(a)
Auddia Net Cash Schedule	Section 9.4(a)
Auddia Notice Period	Section 9.4(c)
Auddia Options	Section 1.1
Auddia OTM Options	Section 1.1
Auddia Plan	Section 1.1
Auddia Preferred Stock	Section 1.1
Auddia Restricted Stock Unit Awards	Section 1.1
Auddia SEC Documents	Section 6.6(a)
Auddia Stockholder Approval	Section 9.3(a)
Auddia Stockholder Meeting	Section 9.4(a)
Auddia Stockholder Proposals	Section 9.3(a)
Auddia Surviving Company	Section 2.2(b)
Auddia Triggering Event	Section 1.1
Auddia Warrants	Section 1.1
Business Day	Section 1.1
Cash Determination Time	Section 9.4(a)
CCAA	Recitals
Certificates of Merger	Section 2.4
CLLCA	Section 9.5(a)
Closing	Section 2.3
Closing Date	Section 2.3
Contemplated Transactions	Section 1.1
control	Section 1.1
D&O Indemnified Parties	Section 9.6(a)
Data Processors	Section 5.18(h)
Delaware Secretary of State	Section 2.4, Section 2.4
Delivery Date	Section 9.4(a)
DGCL	Recitals
Dispute Notice	Section 9.4(b)
Dissenting Shares	Section 4.7
Employee Plan	Section 1.1
End Date	Section 11.1(b)
Environmental Law	Section 4.13(b)
ERISA	Section 1.1
Exchange Act	Section 5.5(b)
Exchange Agent	Section 4.4(a)
Exchange Fund	Section 4.4(a)
Excluded Shares	Section 4.1(b)
Final Auddia Net Cash	Section 9.4(c)

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Form S-4	Section 9.1(a)
GAAP	Section 5.1(a)
Governmental Entity	Section 5.5(b)
Hazardous Substance	Section 5.13(c)
Holdco	Preamble
Holdco Board	Recitals
Holdco Bylaws	Section 2.1
Holdco Capital Stock	Section 1.1
Holdco Charter	Section 2.1
Holdco Charter Amendment	Section 3.1
Holdco Common Stock	Section 1.1
Holdco Disclosure Letter	Article VII
Holdco Financing Shares	Section 1.1
Holdco Material Adverse Effect	Section 7.1(a)
Holdco Notes	Section 1.1
Holdco Notes Consideration	Section 4.2(a)(i)(D)
Holdco Outstanding Shares	Section 4.2(a)(i)(EI)
Holdco Series C Preferred Stock	Section 1.1
Intellectual Property	Section 1.1
IT Systems	Section 5.18(g)
KDW	Section 12.17(a)(i)
knowledge	Section 1.1
Law	Section 5.5(a)
Liens	Section 5.5(a)
Lock-Up Agreement	Recitals
Lower Target Net Cash	Section 4.2(a)(i)(F)
Material Adverse Effect	Section 5.1(a)
Material Contracts	Section 5.15(a)
Measurement Date	Section 6.2(a)
Merger Consideration	Section 4.2(a)(i)
Merger Subs	Preamble
Mergers	Recitals
Multiemployer Plan	Section 1.1
Nasdaq	Section 1.1
Nasdaq Reverse Stock Split	Section 1.1
Net Cash	Section 1.1
Ordinary Course	Section 1.1
Ordinary Course Agreement	Section 5.14(g)
Permits	Section 5.10
Permitted Alternative Agreement	Section 11.1(j)
Permitted Liens	Section 5.17(a)
Person	Section 1.1

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Personal Information	Section 5.18(h)
Pre-Closing Financing	Section 1.1
Pre-Closing Period	Section 8.1(a)
Privacy Laws	Section 5.18(h)
Privileged Communications	Section 12.17(b)
Proxy Statement	Section 9.1(a)
Registration Statement	Section 9.1(a)
Representative	Section 1.1
Response Date	Section 9.4(b)
Sarbanes-Oxley Act	Section 6.6(a)
SEC	Section 1.1
Securities Act	Section 5.5(b)
Series A Preferred Stock	Section 6.2(a)
Series B Preferred Stock	Section 6.2(a)
Series C Certificate of Designations	Section 1.1
Series C Preferred Stock	Section 6.2(a)
Special Committee	Recitals
Subsequent Transaction	Section 1.1
Subsidiary	Section 1.1
Superior Offer	Section 1.1
Surviving Companies	Section 2.2(b)
Surviving Company	Section 2.2(b)
Tax Action	Section 5.14(d)
Tax Opinion	Section 9.10(b)
Tax Return	Section 1.1
Taxes	Section 1.1
Thramann	Preamble
Thramann As-Converted Merger Shares	Section 4.2(a)(i)(G)
Thramann Audited Financial Statements	Section 5.6(a)
Thramann Certificate of Merger	Section 2.4
Thramann Charter	Section 5.1(b)
Thramann Disclosure Letter	Article V
Thramann Excluded Shares	Section 4.2(a)(iv)
Thramann Fundamental Representations	Section 1.1
Thramann Interim Financial Statements	Section 5.6(a)
Thramann Member	Recitals
Thramann Member Approval	Recitals
Thramann Membership Interest	Recitals
Thramann Merger	Recitals
Thramann Merger Consideration	Section 4.2(a)(i)

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Thramann Merger Effective Time	Section 2.4(a)
Thramann Merger Sub	Preamble
Thramann Notes Exchange Ratio	Section 4.2(a)(i)
Thramann Operating Agreement	Section 5.1(b)
Thramann Outstanding Membership Interests	Section 4.2(a)(i)(H)
Thramann Owned IP	Section 1.1
Thramann Preferred Merger Shares	Section 4.2(a)(i)(I)
Thramann Preferred Share Value	Section 4.2(a)(i)(J)
Thramann Preferred Stock Exchange Ratio	Section 4.2(a)(i)
Thramann Registered IP	Section 5.18(a)
Thramann Service Providers	Section 1.1
Thramann Surviving Company	Section 2.2(a)
Thramann Termination Fee	11.3(b)
Trade Secrets	Section 1.1
Transaction Expenses	Section 1.1
Transaction Litigation	Section 9.5(c)
U.S. Tax Treatment	Section 9.10(a)
Upper Target Net Cash	Section 4.2(a)(i)(K)
Withholding Agent	Section 4.6

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 17, 2026, by and among McCarthy Finney, Inc., a Delaware corporation (“Holdco”), Auddia Merger Sub, Inc., a Delaware corporation (“Auddia Merger Sub”), Thramann Merger Sub LLC, a Colorado limited liability company (“Thramann Merger Sub” and, together with Auddia Merger Sub, the “Merger Subs”), Auddia Inc., a Delaware corporation (“Auddia”) and Thramann Holdings, LLC, a Colorado limited liability company (“Thramann”).

RECITALS

WHEREAS, Holdco and Thramann intend to effect a merger of Thramann Merger Sub with and into Thramann (the “Thramann Merger”) in accordance with this Agreement and the Colorado Corporations and Associations Act (the “CCAA”). Upon consummation of the Thramann Merger, Thramann Merger Sub will cease to exist and Thramann will become a wholly owned subsidiary of Holdco;

WHEREAS, Holdco and Auddia intend to effect a merger of Auddia Merger Sub with and into Auddia (the “Auddia Merger”, and together with the Thramann Merger, the “Mergers”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Auddia Merger, Auddia Merger Sub will cease to exist and Auddia will become a wholly owned subsidiary of Holdco;

WHEREAS, the sole member of Thramann (the “Thramann Member”) has (i) determined that the Contemplated Transactions (as defined below) are fair to, advisable and in the best interests of Thramann and the Thramann Member, (ii) executed an action by unanimous written consent to authorize the Contemplated Transactions (the “Thramann Member Approval”) and (iii) approved the Thramann Merger, with Thramann continuing as the Thramann Surviving Company (as defined below), after the Thramann Merger Effective Time (as defined below), pursuant to which, among other things, each equity interest of Thramann (the “Thramann Membership Interest”) (other than any Excluded Shares or Dissenting Shares) shall be converted into (x) the right to receive a number of shares of Holdco Special Preferred Stock equal to the Thramann Preferred Stock Exchange Ratio and (y) an aggregate principal amount of the Holdco Notes equal to the Thramann Notes Exchange Ratio;

WHEREAS, on July 7, 2025, the board of directors of Auddia (the “Auddia Board”) approved the formation of a special committee of the Auddia Board consisting only of independent and disinterested directors of Auddia (the “Special Committee”) and delegated authority to the Special Committee to, among other things, consider and evaluate certain matters, including ultimately the advisability of this Agreement and Contemplated Transactions and to make a recommendation to the Auddia Board as to whether Auddia should enter into this Agreement and consummate such transactions;

WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the Contemplated Transactions, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Auddia and its stockholders and (ii) resolved to recommended that the Auddia Board (x) determine this Agreement and the Contemplated Transactions are fair to, advisable and in the best interests of Auddia and its stockholders, (y) approve and declare advisable this Agreement and the Contemplated Transactions, including the adoption of this Agreement and (z) determine to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Auddia vote to authorize the other Auddia Stockholder Proposals;

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WHEREAS, the Auddia Board, acting upon the recommendation of the Special Committee, has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Auddia and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the adoption of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Auddia vote to authorize the other Auddia Stockholder Proposals;

WHEREAS, the Auddia Merger Sub is a newly incorporated Delaware corporation and the Thramann Merger Sub is a newly formed Delaware limited liability company;

WHEREAS, the Merger Subs are each wholly owned by Holdco, and have been formed for the sole purpose of effecting the Mergers;

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has approved this Agreement and the Contemplated Transactions,

WHEREAS, the sole member of Thramann Merger Sub has approved this Agreement and the Thramann Merger;

WHEREAS, the sole stockholder and board of directors of Auddia Merger Sub has approved this Agreement and the Auddia Merger;

WHEREAS, Holdco, Auddia, Thramann, Auddia Merger Sub and Thramann Merger Sub each desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement of Thramann’s willingness to enter into this Agreement, the officers and directors and stockholders of Auddia listed on Section A of the Auddia Disclosure Letter have entered into Auddia Support Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Auddia Support Agreements”), pursuant to which such officers, directors and stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Auddia Common Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Auddia’s willingness to enter into this Agreement, the Thramann Member is executing a lock-up agreement in the form attached hereto as Exhibit B (the “Lock-Up Agreement”).

WHEREAS, for United States federal income Tax purposes, it is intended that each of the Auddia Merger and the Thramann Merger shall together qualify as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) except that the Holdco Notes shall constitute “boot” for purposes of Section 351(b) of the Code.

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AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

Section 1.1            Certain Definitions. For purposes of this Agreement:

(a)               “2013 Equity Incentive Plan” means Auddia’s 2013 Equity Incentive Plan.

(b)               “2020 Equity Incentive Plan” means Auddia’s 2020 Equity Incentive Plan.

(c)               “2025 Equity Incentive Plan” shall mean an equity incentive plan of Holdco in the form and substance as designated by Auddia and reasonably acceptable to Thramann, reserving for issuance a number of shares of Holdco Common Stock to be designated by Auddia and consented to by Thramann (such consent not to be unreasonably withheld, conditioned or delayed).

(d)               “Acceptable Confidentiality Agreement” means a confidentiality agreement to which Thramann or Auddia is a party, that is executed, delivered and effective after the date of this Agreement containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives referred to therein) that receive non-public information of or with respect to Thramann or Auddia to keep such information confidential (subject to customary exceptions); provided, that such confidentiality agreement need not contain a standstill restriction.

(e)               “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Thramann, on the one hand, or Auddia, on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal, other than pursuant to the Pre-Closing Financing.

(f)                “Acquisition Proposal” means, with respect to either party hereto, any proposal or offer (whether written or oral) from any Person (other than the other party or any of its Representatives) contemplating or otherwise relating to an Acquisition Transaction (other than in connection with the Pre-Closing Financing).

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(g)               “Acquisition Transaction” means any transaction or series of related transactions (other than any Pre-Closing Financing) involving:

(i)                 any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii)              any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its Subsidiaries taken as a whole.

(h)               “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(i)                 “Auddia Capital Stock” means the Auddia Common Stock and the Auddia Preferred Stock.

(j)                 “Auddia Common Stock” means common stock, par value $0.001 per share, of Auddia.

(k)               “Auddia Equity Plans” means each of Auddia’s 2013 Equity Incentive Plan and 2020 Equity Incentive Plan in each case, as amended from time to time.

(l)                 “Auddia Fundamental Representations” means each of the representations and warranties of Auddia set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4 and Section 6.11

(m)             “Auddia Options” means options to purchase shares of Auddia Common Stock issued pursuant to an Auddia Equity Plan.

(n)               “Auddia OTM Options” means Auddia Options with an exercise price greater than the Auddia Closing Market Price.

(o)               “Auddia Plan” means each Employee Plan that is sponsored, maintained, or contributed (or required to be contributed) to, by Auddia or any of its Subsidiaries for the benefit of current or former employees, officers, directors or other service providers of Auddia or any of its Subsidiaries or with respect to which Auddia or any of its Subsidiaries has any liability, contingent or otherwise, other than any plan, program, arrangement, agreement or policy mandated by applicable Laws.

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(p)               “Auddia Preferred Stock” means the preferred stock of Auddia designated as Series C Preferred Stock having the rights, preferences, powers, and privileges set forth in the Series C Certificate of Designations.

(q)               “Auddia Restricted Stock Unit Awards” means each award of restricted stock unit awards with respect to shares of Auddia Common Stock issued pursuant to an Auddia Equity Plan or otherwise.

(r)                “Auddia Warrants” means warrants to purchase shares of Auddia Common Stock issued by Auddia.

(s)                “Auddia Triggering Event” shall be deemed to have occurred if: (i) Auddia shall have failed to include in the Proxy Statement the Auddia’s Board Recommendation (as defined below), (ii) the Auddia Board or any committee thereof shall have made a Auddia Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (iii) Auddia shall have entered into any letter of intent or similar document or any agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 8.4).

(t)                 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(u)               “Contemplated Transactions” means the Mergers and the other transactions contemplated by this Agreement, including any Pre-Closing Financing and the Nasdaq Reverse Stock Split (to the extent applicable and deemed necessary by Auddia and Thramann).

(v)               “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(w)             “Employee Plan” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), Multiemployer Plans, and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, compensation, supplemental retirement, health, life, or disability insurance, dependent care, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, written or oral.

(x)               “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

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(y)               “Holdco Capital Stock” means the capital stock of Holdco.

(z)               “Holdco Common Stock” means the common stock, par value $0.001 per share, of Holdco.

(aa)            “Holdco Financing Shares” means (i) the total number of shares of Holdco Capital Stock issued pursuant to Section 4.1 in connection with the Auddia Merger in respect of any shares of Auddia Capital Stock issued in connection with any Pre-Closing Financing and (ii) without duplication of any amounts set forth in the foregoing clause (i), the total number of shares of Holdco Capital Stock otherwise issued in connection with any Pre-Closing Financing.

(bb)           “Holdco Notes” means the Senior Notes of Holdco to be issued substantially in the form attached hereto as Exhibit C in an aggregate principal amount equal to the Holdco Notes Consideration.

(cc)            “Holdco Series C Preferred Stock” means preferred stock of Holdco, par value $0.001 per share, to be designated as Series C Preferred Stock (or such other class or series of preferred stock as mutually agreed by the Parties), having the rights, preferences, powers, and privileges specified in the Series C Certificate of Designations.

(dd)           “Intellectual Property” means all intellectual property rights of any kind, including all of the following: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(ee)            “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or any employee consultant or interim officer serving similar roles and (ii) any fact or matter which any such Person would be expected to discover or otherwise become aware of in the course of conducting due inquiry, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter. For the avoidance of doubt, “to the knowledge of Thramann” or “to the knowledge of Auddia”, as applicable, does not require a freedom to operate analysis or any inquiry outside the applicable party or its Subsidiaries.

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(ff)              “Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Auddia Capital Stock as of any applicable date multiplied by (ii) Auddia Market Closing Price.

(gg)           “Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

(hh)           “Nasdaq” means The Nasdaq Stock Market LLC.

(ii)              “Nasdaq Reverse Stock Split” means a reverse stock split of all outstanding shares of Auddia Common Stock at a reverse stock split ratio as mutually agreed to by Auddia and Thramann that is effectuated by Auddia prior to the Auddia Merger Effective Time for the purpose of maintaining or achieving compliance with Nasdaq listing standards.

(jj)              “Net Cash” means, without duplication the sum of Auddia’s unrestricted cash, cash equivalents and short-term marketable securities as of the Cash Determination Time.

(kk)           “Ordinary Course” means, in the case of each of Thramann and Auddia, such actions taken in the ordinary course of its business and consistent with its past practice.

(ll)              “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(mm)      “Pre-Closing Financing” means any sale or issuance of equity securities of Auddia and/or Holdco (including shares of Auddia Common Stock or Holdco Common Stock or shares of preferred stock, warrants, options or other equity-linked securities of Auddia or Holdco, as applicable) consummated prior to the Closing, whether pursuant to an at-the-market offering program, a registered direct offering, a public offering, a private placement, or otherwise, in each case conducted in compliance with applicable Law and the rules of Nasdaq (or any other applicable securities exchange).

(nn)           “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(oo)           “SEC” means the Securities and Exchange Commission.

(pp)           “Series C Certificate of Designations” means the certificate of designations in respect of the Holdco Series C Preferred Stock (or such other class or series of Holdco preferred stock as mutually agreed by the Parties), to be filed with the Delaware Secretary of State prior to the Auddia Merger Effective Time in a form mutually agreed by the parties and substantially the same form as the existing certificate of designations of the Auddia Series C Preferred Stock.

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(qq)           “Special Preferred Certificate of Designations” means the certificate of designations in respect of the Holdco Special Preferred Stock to be filed with the Delaware Secretary of State prior to the Auddia Merger Effective Time in substantially the form attached hereto as Exhibit D.

(rr)              “Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

(ss)             “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(tt)              “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement, and (ii) is on terms and conditions that the Special Committee or the Auddia Board (acting on the recommendation of the Special Committee), determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Auddia’s stockholders than the terms of the Contemplated Transactions.

(uu)           “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(vv)           “Taxes” means all U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, or additions to tax with respect thereto (or attributable to the nonpayment thereof).

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(ww)       “Thramann Exchange Ratio” means, as applicable, the Thramann Preferred Stock Exchange Ratio and/or the Thramann Notes Exchange Ratio, as the context requires.

(xx)           “Thramann Fundamental Representations” means each of the representations and warranties of Thramann set forth in Section 5.1, Section 5.2, Section 5.4 and Section 5.20.

(yy)           “Thramann Owned IP” means all Intellectual Property owned by Thramann or any of its Subsidiaries in whole or in part.

(zz)            “Thramann Service Providers” means current and former employees, consultants, and individual independent contractors (including those operating through substantially owned entities) who provide or have provided services to Thramann or any of its Subsidiaries.

(aaa)        “Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by Auddia, Holdco, Auddia Merger Sub or Thramann Merger Sub, or for which Auddia, Holdco, Auddia Merger Sub or Thramann Merger Sub is or may become liable, in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, Tax advisors, transfer agents, proxy solicitor and other advisors of Auddia, Holdco, Auddia Merger Sub or Thramann Merger Sub.

Section 1.2            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 1.3            Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

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ARTICLE II
THE MERGER

Section 2.1            Formation of Holdco; Merger Subs. Auddia has caused Holdco to be organized under the laws of the State of Delaware. Auddia shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be substantially in the form of Exhibit E (the “Holdco Charter”) and the bylaws of Holdco to be substantially in the form of Exhibit F (the “Holdco Bylaws”), in each case, at the applicable Effective Time (as defined below) and until thereafter amended in accordance with the terms thereof and Applicable Law. Auddia has caused Holdco to organize Thramann Merger Sub and Auddia Merger Sub under the laws of the State of Delaware.

Section 2.2            The Mergers.

(a)               Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CCAA, at the Thramann Merger Effective Time, Thramann Merger Sub shall be merged with and into Thramann. Following the Thramann Merger Effective Time, the separate corporate existence of Thramann Merger Sub shall cease, and Thramann shall continue as the surviving company of the Thramann Merger and a wholly owned subsidiary of Holdco (the “Thramann Surviving Company”).

(b)               Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Auddia Merger Effective Time, Auddia Merger Sub shall be merged with and into Auddia. Following the Auddia Merger Effective Time, the separate corporate existence of Auddia Merger Sub shall cease, and Auddia shall continue as the surviving corporation of the Auddia Merger and a wholly owned subsidiary of Holdco (the “Auddia Surviving Company”, and together with the Thramann Surviving Company, the “Surviving Companies” and each a “Surviving Company”).

(c)               In connection with the Mergers, Auddia shall cause Holdco to take such actions as may be necessary to reserve, prior to the Mergers, a sufficient number of shares of Holdco Common Stock and Holdco Special Preferred Stock to permit (i) the issuance of shares of Holdco Common Stock to the holders of Auddia Common Stock as of Auddia Merger Effective Time and (ii) the issuance of shares of Holdco Special Preferred Stock to the holders of Thramann Membership Interests as of the Thramann Merger Effective Time (inclusive of any shares of Holdco Special Preferred Stock that may be issuable upon conversion of the Holdco Notes), respectively, in accordance with the terms of this Agreement.

Section 2.3            Closing. Unless this Agreement is earlier terminated pursuant to the provisions of ARTICLE XI, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE X, the consummation of the Mergers (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE X, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Auddia and Thramann in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.”

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Section 2.4            Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause the Mergers to be consummated by:

(a)               executing and filing a certificate of merger in a form to be mutually agreed by the parties hereto (the “Auddia Certificate of Merger”, and together with the Thramann Certificate of Merger, the “Certificates of Merger”) with respect to the Auddia Merger with the Secretary of State of the State of Delaware (the “Delaware Secretary of State” ), in such form as required by, and executed in accordance with the relevant provisions of the DGCL. The Auddia Merger shall become effective concurrently at the time of the filing of the Auddia Certificate of Merger with Delaware Secretary of State or at such later time as may be specified in the Auddia Certificate of Merger (the time as of which the Auddia Merger becomes effective being the “Auddia Merger Effective Time”); and

(b)               executing and filing a statement of merger in a form to be mutually agreed by the parties hereto (the “Thramann Certificate of Merger”) with respect to the Thramann Merger with the Secretary of State of the State of Colorado (the “Colorado Secretary of State” ), in such form as is required by, and executed in accordance with the relevant provisions of the CCAA. The Thramann Merger shall become effective at the time of filing the Thramann Certificate of Merger with the Colorado Secretary of State or at such later time as may be specified in the Thramann Certificate of Merger (the time as of which the Thramann Merger becomes effective being the “Thramann Merger Effective Time”).

Section 2.5            Certificates of Designations. Prior to the Auddia Merger Effective Time, Holdco shall file the Series C Certificate of Designations and the Special Preferred Certificate of Designations with the Delaware Secretary of State .

Section 2.6            Effects of the Mergers. At and after the Auddia Merger Effective Time and Thramann Merger Effective Time, the Auddia Merger and Thramann Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and CCAA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Auddia Merger Effective Time and Thramann Merger Effective Time (y) all the property, rights, privileges of Auddia and Auddia Merger Sub shall vest in the Auddia Surviving Company and all debts, liabilities and duties of Auddia and Auddia Merger Sub shall become the debts, liabilities and duties of the Auddia Surviving Company and (z) all the property, rights, privileges of Thramann and Thramann Merger Sub shall vest in the Thramann Surviving Company and all debts, liabilities and duties of Thramann and Thramann Merger Sub shall become the debts, liabilities and duties of the Thramann Surviving Company.

ARTICLE III
CERTAIN GOVERNANCE MATTERS

Section 3.1            Name and Trading Symbol.

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(a)               In furtherance of Section 1.1, at the Auddia Merger Effective Time, or at such other time as Auddia and Thramann shall agree in writing, the parties shall file an amendment to the Holdco Charter (such amendment, the “Holdco Charter Amendment”) to amend and restate the Holdco Charter in the form attached hereto as Exhibit E.

(b)               Prior to the Auddia Merger Effective Time, as shall be mutually agreed upon by Auddia and Thramann, Auddia shall cause a ticker symbol of Holdco mutually agreed upon by Auddia and Thramann to be reserved.

(c)               Notwithstanding the foregoing, the businesses of Thramann and its Subsidiaries shall continue to operate under the name “Thramann,” and the businesses of Auddia and its Subsidiaries shall continue to operate under the name “Auddia,” unless and until the board of directors of Holdco following the Thramann Merger Effective Time and Auddia Merger Effective Time shall approve a name under which the combined businesses shall operate.

Section 3.2            Holdco and Holdco Governance. (a) Holdco Bylaws. At each of the Auddia Merger Effective Time and the Thramann Merger Effective Time, the bylaws of Holdco shall be identical to the bylaws of Holdco immediately prior to the Auddia Merger Effective Time and the Thramann Merger Effective Time, respectively, until thereafter amended in accordance with their terms and as provided by Applicable Law.

(b)               Board of Directors. The parties shall take all actions necessary so that, as of the Auddia Merger Effective Time and the Thramann Merger Effective Time, the Board of Directors of Holdco shall include the Persons set forth on Exhibit G.

(c)               Holdco Officers. The parties shall take all actions necessary so that, as of the Auddia Merger Effective Time and the Thramann Merger Effective Time, the officers of Holdco shall initially shall include the Persons set forth on Exhibit H.

Section 3.3            Organizational Documents; Subsidiary Arrangements.

(a)               At the Auddia Merger Effective Time:

(i)                 The certificate of incorporation of the Auddia Surviving Company shall, by virtue of the Auddia Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A to the Auddia Certificate of Merger, and, as so amended and restated, shall be the certificate of incorporation of the Auddia Surviving Company until thereafter amended in accordance with Applicable Law;

(ii)              The bylaws of the Auddia Surviving Company shall be amended and restated to read in their entirety as the bylaws of Auddia Merger Sub as in effect immediately prior to the Auddia Merger Effective Time (except that references to the name of Auddia Merger Sub shall be replaced with references to the name of the Auddia Surviving Company), and, as so amended and restated, shall be the bylaws of the Auddia Surviving Company until thereafter amended in accordance with Applicable Law;

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(iii)            The directors of the Auddia Surviving Company shall be such persons as are designated by Auddia prior to the Auddia Merger Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Auddia Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; and

(iv)             The officers of the Auddia Surviving Company shall be such persons as are designated by Auddia prior to the Auddia Merger Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Auddia Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(b)               At the Thramann Merger Effective Time:

(i)                 the articles of organization of the Thramann Surviving Company shall, by virtue of the Thramann Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A to the Thramann Certificate of Merger, and, as so amended and restated, shall be the articles of organization of the Thramann Surviving Company until thereafter amended in accordance with Applicable Law;

(ii)              The operating agreement of the Thramann Surviving Company shall be the Thramann Operating Agreement until thereafter amended in accordance with Applicable Law;

(iii)            The manager of the Thramann Surviving Company shall be the sole member of Thramann Surviving Company in accordance with the articles of organization and operating agreement of the Thramann Surviving Company until such operating agreement is thereafter amended in accordance with Applicable Law; and

(iv)             There will be no officers of the Thramann Surviving Company until duly elected and qualified in accordance with Applicable Law.

ARTICLE IV
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 4.1            Conversion of Auddia Common Stock, Auddia Preferred Stock and Auddia Merger Sub Common Stock.

(a)               At the Auddia Merger Effective Time, by virtue of the Auddia Merger and without any action on the part of Holdco, Auddia, Auddia Merger Sub or the holders of any shares of capital stock of Holdco, Auddia Merger Sub or Auddia:

(i)                 Subject to Section 4.4(f), each issued and outstanding share of Auddia Common Stock (other than any shares of Auddia Common Stock to be cancelled pursuant to Section 4.1(b)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the “Auddia Merger Consideration” ). As of the Auddia Merger Effective Time, all such shares of Auddia Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist. As of the Auddia Merger Effective Time, each holder of a certificate or book-entry share representing any shares of Auddia Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon surrender thereof the Auddia Merger Consideration in accordance with Section 4.4.

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(ii)              Each share of Auddia Preferred Stock issued and outstanding immediately prior to the Auddia Merger Effective Time (other than any shares of Auddia Preferred Stock to be cancelled pursuant to Section 4.1(b)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Series C Preferred Stock. As of the Auddia Merger Effective Time, all of such shares of Auddia Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Auddia Merger Effective Time, each holder of a share of Auddia Preferred Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Preferred Stock.

(iii)            Each share of common stock, par value $0.001 per share, of Auddia Merger Sub issued and outstanding immediately prior to the Auddia Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Auddia Surviving Company.

(b)               Each share of Auddia Common Stock or Auddia Preferred Stock held in treasury of Auddia or owned, directly or indirectly, by Holdco or Auddia Merger Sub immediately prior to the Auddia Merger Effective Time (the “Auddia Excluded Shares” and, together with the Thramann Excluded Shares and Dissenting Shares, the “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)               Immediately following the Auddia Merger Effective Time, shares of Holdco Capital Stock owned by the Auddia Surviving Company shall be surrendered to Holdco without payment therefor.

Section 4.2            Conversion of Thramann Membership Interests and Thramann Merger Sub Membership Interests.

(a)               At the Thramann Merger Effective Time, by virtue of the Thramann Merger and without any action on the part of Holdco, Thramann, Thramann Merger Sub or the holders of any shares of capital stock of Holdco or holders of any Thramann Merger Sub Membership Interests or Thramann Membership Interests:

(i)                 Subject to Section 4.4(f), each Thramann Membership Interest issued and outstanding immediately prior to the Thramann Merger Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into and become exchangeable for the right to receive (i) a number of shares of Holdco Special Preferred Stock equal to the Thramann Preferred Stock Exchange Ratio (the “Thramann Preferred Stock Consideration”) and (ii) an aggregate principal amount of the Holdco Notes equal to the Thramann Notes Exchange Ratio (the “Thramann Notes Consideration”, and, together with the Thramann Preferred Stock Consideration, the “Thramann Merger Consideration,” and, together with the Auddia Merger Consideration, as applicable, the “Merger Consideration”). As of the Thramann Merger Effective Time, all such Thramann Membership Interests shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Thramann Merger Consideration. For purposes of this Agreement, (x) the “Thramann Notes Exchange Ratio” shall mean the ratio (rounded to four decimal places) equal to (A) the Thramann Notes Consideration divided by (B) the Thramann Outstanding Membership Interests and (y) the “Thramann Preferred Stock Exchange Ratio” shall mean the ratio (rounded to four decimal places) equal to (A) the Thramann Preferred Merger Shares divided by (B) the Thramann Outstanding Membership Interests, in which case of each of clauses (x) and (y):

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(A)             “Auddia Adjustment Amount” means (i) 0.20 plus (ii) the Auddia Adjustment Factor.

(B)              “Auddia Adjustment Factor” (which, for the avoidance of doubt may be a positive or negative number or may be equal to zero) means:

•            If Net Cash is greater than the Upper Net Cash Target, the product of (x) the quotient obtained by dividing (i) the amount by which Net Cash exceeds the Upper Net Cash Target by (ii) 1,000,000 and (y) 0.50%.

•            If Net Cash is lower than the Upper Net Cash Target but greater than the Lower Net Cash Target, zero; and

•            If Net Cash is lower than the Lower Net Cash Target, the product of (x) the quotient obtained by dividing (i) the amount by which the Lower Net Cash Target exceeds Net Cash by (ii) negative 1,000,000 and (y) 0.50%.

(C)              “Auddia Closing Market Price” means the volume-weighted average trading price per share of Auddia Common Stock for the ten (10) consecutive full trading days ending on (and including) the trading day immediately preceding the Closing Date, as reported by Bloomberg L.P. (or, if not available therefrom, another nationally recognized pricing service mutually agreed by the parties), calculated by dividing (i) the aggregate dollar trading value of such security for such ten-trading-day period by (ii) the aggregate number of shares of such security traded during such period.

(D)             “Holdco Notes Consideration”means Holdco Notes having an aggregate principal amount of $3,500,000.

(E)              “Holdco Outstanding Shares” means the total number of shares of Holdco Capital Stock outstanding immediately prior to the Thramann Merger Effective Time (after giving effect to the issuance of Holdco Capital Stock pursuant to Section 4.1 and Section 4.3 in connection with the Auddia Merger), assuming the exercise, conversion or exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Holdco Capital Stock which exist immediately prior to the Thramann Merger Effective Time (after giving effect to the issuance of Holdco Capital Stock pursuant to Section 4.1 and Section 4.3 in connection with the Auddia Merger). For the avoidance of doubt, shares of Holdco Capital Stock underlying Auddia OTM Options and Auddia Warrants shall not be included in the total number of shares of Holdco Capital Stock for purposes of determining Holdco Outstanding Shares.

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(F)              “Lower Target Net Cash” means $12,000,000.

(G)             “Thramann As-Converted Merger Shares” means (x) the product determined by dividing (i) the number of Holdco Outstanding Shares by (ii) the Auddia Adjustment Amount, minus (y) the number of Holdco Outstanding Shares.

(H)             “Thramann Outstanding Membership Interests” means the total number of Thramann Membership Interests outstanding immediately prior to the Thramann Merger Effective Time, expressed on a fully diluted and as-converted-to-Thramann Membership Interest basis assuming, without limitation or duplication the rights or commitments to receive Thramann Membership Interests (or securities convertible or exercisable into shares of Thramann Membership Interests), whether conditional or unconditional, that are outstanding as of immediately prior to the Thramann Merger Effective Time.

(I)                “Thramann Preferred Merger Shares” means the quotient obtained by dividing (x) the Thramann Preferred Share Value (y) $1,000.

(J)                “Thramann Preferred Share Value” means (x) the product of (i) the Thramann As-Converted Merger Shares multiplied by (ii) the Auddia Closing Market Price minus (y) the aggregate principal amount of the Holdco Notes Consideration.

(K)             “Upper Net Cash Target” means $20,000,000.

(ii)              At the Auddia Merger Effective Time, each share of Holdco Capital Stock issued and outstanding immediately prior to the Auddia Merger Effective Time (excluding the Holdco Financing Shares) shall be cancelled for no consideration and shall cease to exist. At the Thramann Merger Effective Time, each share of Holdco Capital Stock issued and outstanding immediately prior to the Thramann Merger Effective Time (and assuming the issuance of all shares of Holdco Capital Stock to be issued in connection with the Auddia Merger) shall remain outstanding.

(iii)            Immediately following the Thramann Merger Effective Time, shares of Holdco Capital Stock owned by the Thramann Surviving Company shall be surrendered to Holdco without payment therefor.

(iv)             Each Thramann Membership Interest held in the treasury of the Thramann or owned, directly or indirectly, by Holdco or Thramann Merger Sub immediately prior to the Thramann Merger Effective Time (the “Thramann Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(v)               Each membership interest of Thramann Merger Sub issued and outstanding immediately prior to the Thramann Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest of the Thramann Surviving Company.

Section 4.3            Treatment of Auddia Equity Awards.

(a)               Each Auddia Option, whether vested or unvested, that is outstanding immediately prior to the Auddia Merger Effective Time shall, as of the Auddia Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements and per share exercise price) under the applicable plan and award agreement in effect immediately prior to the Auddia Merger Effective Time, a number of shares of Holdco Common Stock equal to the total number of shares of Auddia Common Stock subject to such Auddia Option immediately prior to the Auddia Merger Effective Time.

(b)               Each unvested Auddia Restricted Stock Unit Award that is outstanding immediately prior to the Auddia Merger Effective Time shall, as of the Auddia Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Holdco restricted stock unit on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable Employee Plan and award agreement in effect immediately prior to the Auddia Merger Effective Time, with respect to a number of shares of Holdco Common Stock equal to the number of shares of Auddia Common Stock subject to such Auddia Restricted Stock Unit Award immediately prior to the Auddia Merger Effective Time.

(c)                At the Auddia Merger Effective Time, each right of any kind, contingent or accrued, to acquire or receive shares of Auddia Common Stock or benefits measured by the value of shares of Auddia Common Stock (including for the avoidance of doubt any outstanding Auddia Warrants), and each award of any kind consisting of shares of Auddia Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Auddia Equity Plans and any other Auddia Plan, other than the Auddia Options and Auddia Restricted Stock Unit Awards (the “Auddia Awards”) shall be converted into the right to acquire or receive, as the case may be, an equivalent number of shares of Holdco Common Stock, and such Auddia Awards shall otherwise be subject to the terms and conditions applicable to the rights under the relevant Auddia Equity Plan or other Auddia Plan. Similarly, all Auddia Equity Plans and other Auddia Plans (and awards thereunder) providing for cash payments measured by the value of shares of Auddia Common Stock shall be deemed to refer to an equivalent number of shares of Holdco Common Stock, and such cash payments shall otherwise be made on the terms and conditions applicable under the relevant Auddia Equity Plan or other Auddia Plan.

(d)               Effective as of the Auddia Merger Effective Time, Holdco shall assume (A) the Auddia Equity Awards in accordance with the terms of this Section 4.3(d) and (B) sponsorship of each Auddia Equity Plan, provided that references to Auddia therein shall thereupon be deemed references to Holdco and references to Auddia Common Stock therein shall be deemed references to Holdco Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

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(e)               Prior to the Auddia Merger Effective Time, the Auddia Board or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Auddia Options, Auddia Restricted Stock Unit Awards and Auddia Awards (collectively, the “Auddia Equity Awards”), and the Auddia Equity Plans as contemplated by this Section 4.3(e).

(f)                As soon as practicable after the applicable Effective Time, Holdco shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Holdco Common Stock necessary to fulfill Holdco’s obligations under this Section 4.3. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to the Auddia Equity Awards assumed by it in accordance with this Section 4.3.

Section 4.4            Exchange and Payment.

(a)               Holdco shall issue and deposit (or cause to be deposited) with a bank or trust company mutually agreed upon by Thramann and Auddia (the “Exchange Agent”), in trust for the benefit of holders of shares of Thramann Membership Interests and Auddia Common Stock immediately prior to the Auddia Merger Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares (or certificates if requested) representing the applicable Merger Consideration issuable pursuant to Section 4.1 and Section 4.2. In addition, Holdco shall make available by depositing with the Exchange Agent, as necessary from time to time after the Auddia Merger Effective Time any dividends or other distributions payable pursuant to Section 4.4(d). All certificates representing shares of Holdco Common Stock and/or shares of Holdco Special Preferred Stock, and any dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” .

(b)               As soon as reasonably practicable after the Auddia Merger Effective Time and in any event not later than the third (3rd) Business Day following the Closing Date, the parties shall cause the Exchange Agent to mail to each holder of Thramann Membership Interests as set forth in the Thramann membership interest transfer books, and to each holder of record of a certificate (an “Auddia Certificate” ) or uncertificated shares of Auddia Common Stock represented by book entry (an “Auddia Book-Entry Share” ) that immediately prior to the Auddia Merger Effective Time represented outstanding shares of Auddia Common Stock, as applicable, that were converted into the right to receive the applicable Merger Consideration in respect of such shares of Auddia Common Stock or Thramann Membership Interests (together with any dividends or other distributions payable pursuant to Section 4.4(d)), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Auddia Certificates held by such Person shall pass, only upon proper delivery of such Auddia Certificates, if any, and identification of the Auddia Book-Entry Shares or Thramann Membership Interests, to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Holdco or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of any such Auddia Certificates and identifying such Auddia Book-Entry Shares or Thramann Membership Interests in exchange for the applicable Merger

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Consideration in respect of such shares of Auddia Common Stock or Thramann Membership Interests (together with any dividends or other distributions payable pursuant to Section 4.4(d)). Upon surrender of an Auddia Certificate and identification of the Auddia Book-Entry Shares or Thramann Membership Interests, as applicable, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holder of such Auddia Certificate, Auddia Book-Entry Share or Thramann Membership Interest shall be entitled to receive in exchange for the shares of Auddia Common Stock or Thramann Membership Interests, as applicable, formerly represented by such Auddia Certificate, Auddia Book-Entry Share or Thramann Membership Interest (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Holdco Common Stock or Holdco Special Preferred Stock (after taking into account all shares of Auddia Common Stock or Thramann Membership Interests, as applicable, then held by such holder under all Auddia Certificates so surrendered and Auddia Book-Entry Shares and Thramann Membership Interests so identified) to which such holder of Auddia Common Stock or Thramann Membership Interests, as applicable, shall have become entitled pursuant to ARTICLE IV (which shall be in uncertificated book-entry form unless a physical certificate is requested), (B) any dividends or other distributions payable pursuant to Section 4.4(d), and (C) in the case of Thramann Membership Interests, the applicable portion of the Holdco Notes to which such holder of Thramann Membership Interests shall have become entitled pursuant to ARTICLE IV, and any Auddia Certificate so surrendered, together with any Auddia Book-Entry Shares or Thramann Membership Interests, shall forthwith be cancelled. No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests. Until surrendered as contemplated by this Section 4.4, each Auddia Certificate, Auddia Book-Entry Share or Thramann Membership Interest shall be deemed after the applicable Effective Time to represent only the right to receive the applicable Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 4.4(d)).

(c)               If payment of the applicable Merger Consideration, in respect of shares of Auddia Common Stock or Thramann Membership Interests is to be made to a Person other than the Person in whose name the applicable surrendered Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests is registered, it shall be a condition of payment that such Auddia Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Auddia Book-Entry Share or Thramann Membership Interest shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests or shall have established to the satisfaction of Holdco that such Tax is not applicable.

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(d)               No dividends or other distributions with respect to Holdco Common Stock with a record date after the applicable Effective Time shall be paid to the holder of any unsurrendered Auddia Certificate with respect to the shares of Holdco Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Auddia Certificate in accordance with this ARTICLE IV. Following the surrender of an Auddia Certificate in accordance with this ARTICLE IV, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the applicable Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the applicable Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdco Common Stock.

(i)                 Holders of Auddia Book-Entry Shares or Thramann Membership Interests who are entitled to receive shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable, under this ARTICLE IV shall be paid (A) at the time of payment of such Holdco Common Stock or Holdco Special Preferred Stock, as applicable, by the Exchange Agent under Section 4.4, the amount of dividends or other distributions with a record date after the applicable Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the applicable Effective Time but prior to the time of such payment by the Exchange Agent under Section 4.4 and a payment date subsequent to the time of such payment by the Exchange Agent under Section 4.4 payable with respect to such whole shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable.

(e)               The applicable Merger Consideration with respect to a share of Auddia Common Stock or a Thramann Membership Interest (together with any dividends or other distributions payable pursuant to Section 4.4(d)), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Auddia Common Stock or Thramann Membership Interests, as applicable, formerly represented by such Auddia Certificates, Auddia Book-Entry Shares or set forth on the books and records of Thramann. At the applicable Effective Time, the stock or membership interest transfer books of Auddia and Thramann shall be closed and there shall be no further registration of transfers of the shares Auddia Common Stock or Auddia Capital Stock or the Thramann Membership Interests, as applicable, that were outstanding immediately prior to the applicable Effective Time. If, after the applicable Effective Time, Auddia Certificates are presented to the Thramann Surviving Company, Auddia Surviving Company, Holdco or the Exchange Agent for transfer or transfer is sought for Auddia Book-Entry Shares or Thramann Membership Interests, such Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests shall be cancelled and exchanged as provided in this ARTICLE IV.

(f)                No fractional shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable, shall be issued in connection with the Mergers, and no certificates or scrip for any such fractional shares shall be issued. For purposes of calculating the Merger Consideration issuable to each holder of Thramann Membership Interests or Auddia Common Stock, the number of shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable, to be issued shall be rounded down to the nearest whole number (without any consideration payable for such fractional shares).

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(g)               Any portion of the Exchange Fund that remains undistributed to the holders of Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests six months after the Auddia Merger Effective Time shall be delivered to Holdco, upon demand, and any remaining holders of Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to Holdco, as general creditors thereof, for payment of the Merger Consideration in respect of such shares of Auddia Common Stock or Thramann Membership Interests (together with any dividends or other distributions payable pursuant to Section 4.4(d)) (subject to abandoned property, escheat or other similar laws), without interest.

(h)               None of Thramann, Auddia, Holdco, Thramann Merger Sub, Thramann Surviving Company, Auddia Merger Sub, the Auddia Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable, or any dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Auddia Certificates, Auddia Book-Entry Shares or Thramann Membership Interests shall not have been exchanged prior to two years after the applicable Effective Time (or immediately prior to such earlier date on which the Merger Consideration (and all dividends or other distributions with respect to shares of Holdco Common Stock or Holdco Special Preferred Stock, as applicable) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such shares of Auddia Common Stock or Thramann Membership Interests (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Holdco, free and clear of all claims or interest of any Person previously entitled thereto.

(i)                 If any Auddia Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Holdco, of that fact by the Person claiming such Auddia Certificate to be lost, stolen or destroyed and, if required by Holdco or the Exchange Agent, the posting by such Person of a bond in such amount as Holdco or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or Holdco with respect to such Auddia Certificate, then the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Auddia Certificate the Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 4.4(d)).

Section 4.5            Adjustment for Capital Structure Changes. If, between the date of this Agreement and the applicable Effective Time, the outstanding Thramann Membership Interests, Auddia Common Stock or Holdco Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization (including the Nasdaq Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Thramann As-Converted Merger Shares), split, combination or exchange of shares or other like change, the applicable Merger Consideration shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Thramann Membership Interests, Auddia Common Stock and Holdco Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Thramann, Auddia or Holdco to take any action with respect to Thramann Membership Interests, Auddia Common Stock or Holdco Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

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Section 4.6            Withholding Rights. Holdco and the Exchange Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Withholding Agent shall use commercially reasonable efforts to (i) notify each holder of Thramann Membership Interests or Auddia Common Stock, as applicable, at least five (5) Business Days prior to deducting or withholding any amounts of its intent to deduct and withhold and (ii) cooperate with such holder to minimize any such deductions and withholding.

Section 4.7            Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of Auddia Common Stock and each Thramann Membership Interest (other than Excluded Shares) outstanding immediately prior to the applicable Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Auddia Common Stock or Thramann Membership Interests in accordance with Section 262 of the DGCL or Section 206 of the CCAA, as applicable, and, as of the applicable Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL or CCAA (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration but shall be entitled only to such rights as are granted by Section 262 of the DGCL or Section 206 of the CCAA, as applicable, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL or CCAA, as applicable. If, after the applicable Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the applicable Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 4.1(a)(i), Section (4.2)(a)(i), as applicable, without interest. Each of Thramann and Auddia shall give Holdco (a) prompt notice of any demands received by such party for appraisal of any shares of Thramann Membership Interests or Auddia Common Stock, as applicable, issued and outstanding immediately prior to the applicable Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL or CCAA, as applicable, and received by Thramann or Auddia, as applicable, relating to stockholders’ or members’ rights to appraisal with respect to the applicable Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL or the CCAA. Neither Thramann nor Auddia shall, except with the prior written consent of Holdco, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for Auddia Capital Stock or Thramann Membership Interests, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THRAMANN

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Thramann to Auddia and Holdco (the “Thramann Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of Thramann Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Thramann represents and warrants to Holdco to Auddia as follows:

Section 5.1            Organization, Standing and Power.

(a)               Thramann (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect”” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Thramann, taken as a whole, or (B) materially impairs the ability of Thramann to consummate the Thramann Merger or any of the other Contemplated Transactions; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Thramann operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or generally accepted accounting principles in the United States (“GAAP”), or the interpretation or enforcement thereof or (4) the public announcement or pendency of this Agreement or (5) any specific action taken (or omitted to be taken) by Thramann at or with the express written consent of Auddia; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Thramann as compared to other participants in the industries in which Thramann and its Subsidiaries operates.

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(b)               Thramann has previously made available to Auddia and Holdco true and complete copies of Thramann’s Articles of Organization (the “Thramann Charter”) and operating agreement (the “Thramann Operating Agreement”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Thramann is not in violation of any provision of the Thramann Charter or Thramann Operating Agreement.

Section 5.2            Capital Stock.

(a)               The authorized capital stock of Thramann consists of 100 Thramann Membership Interests (i) 100 Thramann Membership Interests (excluding treasury shares) are issued and outstanding and (ii) no Thramann Membership Interests are held by Thramann in its treasury. All outstanding Thramann Membership Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Thramann does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the members of Thramann on any matter. Except as set forth above in this Section 5.2(a), Thramann does not have any outstanding (A)  voting securities or equity interests of Thramann, (B) equity interests of Thramann convertible into or exchangeable or exercisable for voting securities or equity interests of Thramann, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Thramann or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, agreements or other rights to acquire from Thramann, or obligations of Thramann to issue, any voting securities, equity interests or securities convertible into or exchangeable or exercisable for voting securities or equity interests of Thramann or rights or interests described in the preceding clause (C), or (E) obligations of Thramann to repurchase, redeem or otherwise acquire any such equity interests or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such equity interests. There are no member agreements, voting trusts or other agreements or understandings to which Thramann is a party or of which Thramann has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any voting securities or equity interests of Thramann.

(b)               As of the date hereof, there are no outstanding options or other similar rights to purchase or receive Thramann Membership Interests or similar rights with respect to any Thramann Membership Interests.

Section 5.3            Subsidiaries.

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(a)               Section 5.3(a) of Thramann Disclosure Letter sets forth a true and complete list of each Subsidiary of Thramann, including its jurisdiction of incorporation or formation. Each of Thramann’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operations of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 5.3(a) of Thramann Disclosure Letter, all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned directly by Thramann, free and clear of all Liens. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Thramann does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Thramann is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Thramann has not agreed, is not obligated to make, and is not bound by any agreements under which it may become obligated to make, any future investment in or capital contribution to any other entity. Thramann has not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity.

(b)               Thramann has previously made available to Auddia true and complete copies of the certificate of incorporation (or articles of organization) and the bylaws (or operating agreement) of each of its Subsidiaries, as amended through the date of this Agreement, each of which is in full force and effect. Neither Thramann nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation or formation, bylaws, or operating agreement, as appliable.

Section 5.4            Authority.

(a)               Thramann has all necessary company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement by Thramann and the consummation by Thramann of the Contemplated Transactions have been duly authorized by all necessary limited liability company action on the part of Thramann and no other corporate proceedings on the part of Thramann are necessary to approve this Agreement or to consummate the Thramann Merger and the other Contemplated Transactions. This Agreement has been duly executed and delivered by Thramann and, assuming the due authorization, execution and delivery by the parties hereto, constitutes a valid and binding obligation of Thramann, enforceable against Thramann in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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(b)               The Thramann Member has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Thramann and the Thramann Member and (ii) approved and declared advisable this Agreement and the Contemplated Transactions.

(c)               The Thramann Member Approval is the only vote of the holders of the Thramann Membership Interests or other securities of Thramann required in connection with the consummation of the Thramann Merger. Other than the Thramann Member Approval, no vote of the holders of any class or series of Thramann’s Membership Interests or other securities of Thramann is required in connection with the consummation of any of the Contemplated Transactions to be consummated by Thramann.

Section 5.5            No Conflict; Consents and Approvals.

(a)               Except as set forth in Section 5.5(a) of the Thramann Disclosure Letter, the execution, delivery and performance of this Agreement by Thramann does not, and the consummation of the Thramann Merger and the other Contemplated Transactions and compliance by Thramann with the provisions hereof will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens””) in or upon any of the properties, assets or rights of Thramann under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision any Material Contract to which Thramann or its Subsidiaries are party or any of their respective assets may be bound, (ii) result in the violation or breach of the Thramann Charter, Thramann Operating Agreement or the organizational documents of any of Thramann’s Subsidiaries, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), result in a violation or breach of any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to Thramann or any of its Subsidiaries or by which Thramann or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clause (i) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to Thramann or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Thramann or any of its Subsidiaries or the consummation by Thramann or any of its Subsidiaries of the Thramann Merger and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Contemplated Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Thramann Certificate of Merger with the Colorado Secretary of State as required by the CCAA, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

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Section 5.6            Financial Statements.

(a)               As of the Closing, Thramann will have made available to Auddia true and correct copies of the (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Thramann Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if Thramann were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Thramann Interim Financial Statements”). Each of the Thramann Audited Financial Statements and the Thramann Interim Financial Statements (i) will be, as of the Closing, correct and complete in all material respects and have been prepared in accordance with the books and records of Thramann and its Subsidiaries; (ii) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) will fairly present, in all material respects, the financial position, results of operations and cash flows of Thramann and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Thramann Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)               Except as and to the extent adequately accrued or reserved against in the balance sheet set forth in the Thramann Audited Financial Statements, Thramann and its Subsidiaries do not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a balance sheet of Thramann and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the Ordinary Course since the date of the Thramann Audited Financial Statements, that are not, individually or in the aggregate, material to Thramann.

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Section 5.7            No Undisclosed Liabilities. Thramann and its Subsidiaries do not have any liabilities or obligations required to be recorded or reflected on a balance sheet in accordance with GAAP, except for liabilities and obligations (i) adequately reflected or reserved against in the balance sheet or (ii) incurred in the Ordinary Course (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) that are not individually or in the aggregate material to Thramann and its Subsidiaries.

Section 5.8            Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Thramann Disclosure Letter, since June 30, 2025: (i) except in connection with the execution of this Agreement and the consummation of the Contemplated Transactions, each of Thramann and its Subsidiaries has conducted its respective business in the Ordinary Course; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) neither Thramann nor any of its Subsidiaries has:

(a)               (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its or their capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired Thramann Membership Interests or other equity interests of Thramann or any of its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or their capital stock or other equity interests;

(b)               amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or formation, operating agreement or by-laws (or similar organizational documents);

(c)               issued, granted, promised or otherwise committed to issue, any Thramann Membership Interest or other securities of Thramann or any of its Subsidiaries;

(d)               sold, leased, licensed or otherwise disposed of any of its or their assets or properties, or grant any Lien with respect to such assets or properties, including with respect to any Thramann Intellectual Property;

(e)               adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(f)                changed its or their financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its or their material assets.

Section 5.9            Litigation. There is no action, suit, claim, arbitration, investigation, or other legal proceeding (each, an “Action”) pending or, to the Knowledge of Thramann, threatened against Thramann or any of its Subsidiaries, or affecting its properties or assets, or any present or former officer, director or employee of Thramann or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Thramann nor any of its Subsidiaries’ properties and assets are not subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the Knowledge of Thramann, threatened seeking to prevent, hinder, modify, delay or challenge the Thramann Merger or any of the other Contemplated Transactions.

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Section 5.10        Compliance with Laws.

(a)               Thramann has been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets except where the failure to be in compliance would not have a Material Adverse Effect. Neither Thramann nor any of its Subsidiaries has received, since January 1, 2022, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. Thramann has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary for them to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted and as currently contemplated to be conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Contemplated Transactions, in each case except where the failure to have such Permit in effect would not have a Material Adverse Effect.

(b)               None of the representations and warranties contained in Section 5.10 shall be deemed to relate to environmental matters (which are governed by Section 5.13), employee benefits matters (which are governed by Section 5.11), employment matters (which are governed by Section 5.12) or tax matters (which are governed by Section 5.14).

Section 5.11        Benefit Plans.

(a)               Except as set forth in Section 5.11(a) of the Thramann Disclosure Letter, as of the date hereof, Thramann and its Subsidiaries do not have any Employee Plans or employees, independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Thramann or any of its Subsidiaries.

Section 5.12        Labor and Employment Matters.

(a)               Neither Thramann nor any of its Subsidiaries, is a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Since January 1, 2022, there has not been, nor, to the Thramann’s knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Thramann.

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(b)               Thramann and its Subsidiaries are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Thramann or its Subsidiaries, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against Thramann or its Subsidiaries pending, or to Thramann’s knowledge, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment or termination of employment of any current or former employee of Thramann or its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)               The representations and warranties set forth in this Section 5.12 are Thramann’s sole and exclusive representations and warranties regarding employment matters.

Section 5.13        Environmental Matters

(a)               Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i)  Thramann and its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii)  Thramann and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Thramann or its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Thramann or its Subsidiaries under applicable Environmental Laws; (iv) neither Thramann nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Thramann or any its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) to Thramann’s actual knowledge without inquiry, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Thramann or any of its Subsidiaries or as a result of any operations or activities of Thramann or any of its Subsidiaries at any location and, to the knowledge of Thramann, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Thramann or any of its Subsidiaries under any Environmental Law; and (vi) neither Thramann, its Subsidiaries nor any of their respective properties or facilities have received any written notice that they are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to any potential liability pursuant to Environmental Law.

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(b)               As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)               As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 5.14        Taxes.

(a)               Thramann and its Subsidiaries have each (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)               Neither Thramann nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired (other than in connection with automatic extensions to file Tax Returns obtained in the Ordinary Course of business).

(c)               No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of Thramann or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Thramann, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Thramann or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(d)               Subject to exceptions as would not be material, Thramann and its Subsidiaries have timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its or their employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

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(e)               Neither Thramann nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(f)                Neither Thramann nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the Ordinary Course with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is or has been a member of a group (other than a group of which Thramann is the common parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Thramann or its Subsidiaries) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by contract or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(g)               No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Thramann or any of its Subsidiaries which rulings remain in effect.

(h)               Neither Thramann nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts received in the Ordinary Course of business or (v) to the knowledge of Thramann, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i)                 There are no liens for Taxes upon any of the assets of Thramann or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(j)                 Neither Thramann nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(k)               Neither Thramann nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)                 No material claim has been made in writing by any Governmental Entity in a jurisdiction where Thramann or any of its Subsidiaries does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Thramann or any of its Subsidiaries is or may be subject to taxation of such type by such jurisdiction.

(m)             There are no outstanding Thramann membership interests issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Thramann Merger Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(n)               To the knowledge of Thramann, neither Thramann nor any of its Subsidiaries has been, is, or immediately prior to the Thramann Merger Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o)               Neither Thramann nor any of its Subsidiaries has taken any action, has omitted to take any action, or has knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Mergers, from qualifying as a non-taxable exchange of Thramann Membership Interests or Auddia Capital Stock for shares of Holdco Common Stock, Holdco Series C Preferred Stock or Holdco Special Preferred Stock within the meaning of Section 351(a) of the Code except that the Holdco Notes shall constitute “boot” for purposes of Section 351(b) of the Code.

(p)               No member of Thramann holds an interest in Thramann that is described at Section 1.897-1(c)(2)(iii)(B) or Section 1.897-9T(b) of the Treasury Regulations.

Section 5.15        Contracts.

(a)               Section 5.15(a) of the Thramann Disclosure Letter sets forth each contract that, as of the date of this Agreement, that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Thramann (assuming the Thramann were subject to the requirements of the Exchange Act) (all such contracts, in addition to those set forth in Section 5.15(b) of the Thramann Disclosure Letter, “Material Contracts”).

(b)               Section 5.15(b) of the Thramann Disclosure Letter sets forth a list of the following agreements to which the Thramann or its Subsidiaries are party or by which they are bound, in effect as of the date of this Agreement, and which, for the purposes of this Agreement, shall be considered Material Contracts:

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(i)                 each agreement relating to any agreement for indemnification or guaranty not entered into in the Ordinary Course;

(ii)              each agreement containing (A) any covenant prohibiting the Thramann or the Thramann Surviving Company from engaging in any line of business or competing with any Person, or limiting the development, manufacture or distribution of the Thramann Surviving Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party, or (D) any non-solicitation provision applicable to Thramann, in the case of the foregoing clause (D), which are material to Thramann, taken as a whole;

(iii)            each contract relating to capital expenditures and requiring payments in excess of $250,000 after the date of this Agreement pursuant to its express terms and not cancelable without penalty;

(iv)             each contract pursuant to which Thramann has retained any right or interest that is used in or otherwise required for the operation of the business of Thramann and its Subsidiaries, as currently contemplated to be conducted;

(v)               each contract to which Thramann or any of its Subsidiaries is a party or by which any of its assets and properties is currently bound, which involves annual obligations of or payment by, or annual payments to, Thramann or any of its Subsidiaries in excess of $100,000;

(vi)             each contract relating to the disposition or acquisition of assets or any ownership interest in any Person;

(vii)          each employment or independent contractor agreement or retention, severance, change in control, or deal-based bonus Employee Plan, arrangement, or agreement that covers any Thramann Service Provider;

(viii)        each agreement relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Liens with respect to any assets of Thramann or any of its Subsidiaries or any loans or debt obligations with officers or directors of Thramann or any of its Subsidiaries;

(ix)             each agreement requiring payment by or to Thramann or any of its Subsidiaries after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any agreement involving supply or distribution (identifying any that contain exclusivity provisions), (B) any agreement involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Thramann or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Thramann or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Thramann or any of its Subsidiaries or (C) any agreement to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Thramann or any of its Subsidiaries or any agreement to sell, distribute or commercialize any products or service of Thramann or any of its Subsidiaries, in each case, except for agreement entered into in the Ordinary Course;

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(x)               each agreement with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Thramann or any of its Subsidiaries in connection with the Contemplated Transactions; and

(xi)             each agreement relating to leases of real properties with respect to which Thramann or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Thramann or any of its Subsidiaries.

(c)               (i) Each Material Contract is valid and binding on Thramann or the applicable Subsidiary of Thramann, and to the Knowledge of Thramann, each other party thereto, and to the Knowledge of Thramann, is in full force and effect and enforceable in accordance with its terms; and (ii) as of the date of this Agreement, neither Thramann nor any of its Subsidiaries has received any written notice of any material default under any Material Contract or of any event or condition that has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Thramann or any of its Subsidiaries. Thramann has made available to Auddia and Holdco true and complete copies of all Material Contracts, including all amendments thereto. Except as set forth in Section 5.15(c) of the Thramann Disclosure Letter, there are no Material Contracts that are not in written form.

Section 5.16        Insurance. Thramann and its Subsidiaries have no currently effective insurance policies issued in their favor.

Section 5.17        Properties; Assets.

(a)               Neither Thramann and its Subsidiaries have, and will have after giving effect to the Contemplated Transactions, good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of their real properties and tangible and other assets that are necessary for them to conduct their respective businesses and operate as currently operated and as currently contemplated to be conducted by Thramann, free and clear of all Liens other than (i) Liens for Taxes and assessments not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the respective businesses of Thramann and its Subsidiaries as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the tangible personal property currently used in the operation of the respective businesses of Thramann and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)               Each of Thramann and its Subsidiaries have complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Thramann and its Subsidiaries each enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

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(c)               Neither Thramann nor any of its Subsidiaries own or lease real property.

Section 5.18        Intellectual Property.

(a)               Section 5.18(a) of the Thramann Disclosure Letter sets forth a true and complete list of all (i) patents and patent applications; (ii) trademark registrations and applications; and (iii) material copyright registrations and applications, in each case owned or licensed by Thramann or any of its Subsidiaries (collectively, “Thramann Registered IP”) and a true and complete list of all domain names owned or exclusively licensed by Thramann or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all Thramann Registered IP is subsisting and, solely in the case of any Thramann Registered IP that is registered or issued, to the knowledge of Thramann, valid and enforceable, (B) no Thramann Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Thramann, no such action is threatened with respect to any of the Thramann Registered IP and (C) Thramann and its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens), all Thramann Owned IP, including all Intellectual Property created on behalf of Thramann or any of its Subsidiaries by employees or independent contractors.

(b)               Section 5.18(b) of the Thramann Disclosure Letter accurately identifies (i) all contracts pursuant to which any Intellectual Property is licensed to Thramann or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the products and services of Thramann or any of its Subsidiaries, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Thramann or any of its Subsidiaries and their employees in the applicable standard form thereof), (ii) whether such contract involves Thramann Registered IP licensed to Thramann or any of its Subsidiaries and (iii) whether the license or licenses granted to Thramann or any of its Subsidiaries are exclusive or nonexclusive.

(c)               Section 5.18(c) of the Thramann Disclosure Letter accurately identifies each of Thramann’s or its Subsidiaries’ contracts pursuant to which any Person has been granted any license or covenant not sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Thramann Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Thramann Registered IP nonexclusively licensed to academic collaborators, suppliers, manufacturers or service providers for the sole purpose of enabling such academic collaborator, supplier, manufacturer or service provider to provide services for Thramann’s or its Subsidiaries’ benefit).

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(d)               The Thramann Registered IP constitutes all Intellectual Property owned by Thramann and its Subsidiaries and necessary for Thramann and its Subsidiaries to conduct their business as currently proposed to be conducted.

(e)               Thramann and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Thramann and its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f)                Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of Thramann, the conduct of the businesses of Thramann and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Thramann or any of its Subsidiaries or currently contemplated to be sold or developed by Thramann or any of its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Thramann nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Thramann, no Person is infringing, misappropriating, or diluting in any material respect any Thramann Registered IP.

(g)               Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) Thramann and each of its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Thramann or any of its Subsidiaries (the “IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Thramann, since January 1, 2022, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data and (iii) since January 1, 2022, there have been no material failures, crashes, viruses, security breaches (including any unauthorized access to any personally identifiable information), affecting the IT Systems.

(h)               Thramann and its Subsidiaries have at all times complied in all material respects with all: (i) applicable Laws, published privacy policies and contractual obligations relating to privacy, data protection, and the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual, household or device (“Personal Information”) collected, used, or held for use by Thramann or any of its Subsidiaries (collectively, “Privacy Laws”), (ii) since January 1, 2022, no claims have been asserted or, to the knowledge of Thramann, threatened in writing against Thramann or any of its Subsidiaries alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the Contemplated Transactions will breach or otherwise violate any Privacy Laws and (iv) Thramann and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by them against loss and unauthorized access, use, modification or disclosure, or other misuse. Thramann and its Subsidiaries have contractually obligated all vendors, processors, service providers and other Persons collecting, using or otherwise processing Personal Information by Thramann and its Subsidiaries (“Data Processors”) to comply with applicable Privacy Laws and to take reasonable measures to protect Personal Information from unauthorized, access, use or disclosure. To the knowledge of Thramann, no Data Processors have failed to comply with Privacy Laws with respect to the Personal Information processed on behalf of Thramann or any of its Subsidiaries.

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(i)                 To the knowledge of Thramann, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Thramann Owned IP or any Intellectual Property exclusively licensed to Thramann or any of its Subsidiaries, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Thramann, any claim or right in or to such Intellectual Property.

(j)                 Except as set forth on Section 5.18(j) of the Thramann Disclosure Letter, the execution, delivery and performance by Thramann and its Subsidiaries of this Agreement, and the consummation of the Contemplated Transactions, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of Thramann or any of its Subsidiaries under any agreement under which Thramann or any of its Subsidiaries grants to any Person, or any Person grants to Thramann or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Thramann or any of its applicable Subsidiaries.

Section 5.19        Related Party Transactions. Except as set forth on Section 5.19 of the Thramann Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Thramann or any its Subsidiaries, on the one hand, and the Affiliates of Thramann or any of its Subsidiaries, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming Thramann was subject to the requirements of the Exchange Act).

Section 5.20        Brokers. No broker, investment banker, financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Thramann, any of its Subsidiaries or any of its Affiliates.

Section 5.21        No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE VI and ARTICLE VII, Thramann acknowledges and agrees that none of Holdco, Auddia, Auddia Merger Sub or Thramann Merger Sub or any other Person on behalf of Holdco, Auddia, Auddia Merger Sub or Thramann Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Holdco, Auddia, Auddia Merger Sub, Thramann Merger Sub or any other Person on behalf of Holdco, Auddia, Auddia Merger Sub, Thramann Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to Holdco, Auddia, Auddia Merger Sub, Thramann Merger Sub or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Auddia or Holdco (including any such projections or forecasts made available to Thramann and Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and Thramann has not relied on any such information or any representation or warranty not set forth in ARTICLE VI and ARTICLE VII.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF AUDDIA

Except (a) as disclosed in the Auddia SEC Documents at least three (3) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Auddia to Thramann (the “Auddia Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Auddia Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Auddia represents and warrants to Thramann as follows:

Section 6.1            Organization, Standing and Power.

(a)               Auddia is a corporation duly organized or other entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Auddia (x) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and currently contemplated to be conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Auddia Material Adverse Effect. For purposes of this Agreement, “Auddia Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Auddia and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Auddia to consummate the Auddia Merger or any of the other Contemplated Transactions; provided, however, that in the case of clause (A) only, Auddia Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Auddia and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement or pendency of this Agreement, or (5) any specific action taken (or omitted to be taken) by Auddia at or with the express written consent of Thramann; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Auddia and its Subsidiaries, as compared to other participants in the industries in which Auddia and its Subsidiaries operate.

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(b)               Auddia has previously made available to Thramann true and complete copies of the Certificate of Incorporation and bylaws of each of Auddia and each of its Subsidiaries, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Auddia and its Subsidiaries is in violation of any provision of their respective Certificate of Incorporation or bylaws or equivalent governing documents.

Section 6.2            Capital Stock. The authorized capital stock of Auddia consists of 100,000,000 shares of Auddia Common Stock and 10,000,000 shares of Auddia Preferred Stock (A) 1 share of which is designated Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), (B) 3,000 shares of which are designated Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock” ), and (C) 750 shares of which are designated Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”). As of the close of business on February 12, 2026 (the “Measurement Date”)1, (i) 3,101,423 shares of Auddia Common Stock (excluding treasury shares) were issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights, (ii) zero shares of Auddia Common Stock were held in treasury, (iii) an aggregate of 135,720 shares of Auddia Common Stock were subject to the exercise of outstanding Auddia Options, (iv) zero shares of Auddia Common Stock were subject to outstanding Auddia Restricted Stock Unit Awards in accordance with their respective terms, as in effect as of the date hereof, (v) 430,127 shares of Auddia Common Stock were subject to the exercise of outstanding Auddia Warrants, (vi) zero shares of Series A Preferred Stock was issued and outstanding, (vii) zero shares of Series B Preferred Stock were issued and outstanding and (viii) 750 shares of Series C Preferred Stock were issued and outstanding. Except as set forth above in this Section 6.2, Auddia does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Auddia or any of its Subsidiaries on any matter. Except as set forth above in this Section 6.2 and except for changes since the close of business on the Measurement Date resulting from the exercise of any options or vesting and settlement of outstanding Auddia Restricted Stock Unit Awards as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Auddia or any of its Subsidiaries, (B) securities of Auddia or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Auddia or any of its Subsidiaries or other voting securities or equity interests of Auddia or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Auddia or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from Auddia or any of its Subsidiaries, or obligations of Auddia or any of its Subsidiaries to issue, any shares of capital stock of Auddia or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Auddia or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Auddia or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Auddia or any of its Subsidiaries is a party or of which Auddia has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Auddia or any of its Subsidiaries.

________________________

1 Note to Draft: To be 2 business days prior to signing.

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Section 6.3            Subsidiaries.

(a)               Auddia does not have any Subsidiaries. Auddia does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(b)               Except as set forth in this Agreement with respect to the Auddia Mergers and Contemplated Transactions, Auddia has not agreed, is not obligated to make, and is not bound by any agreement under which it may become obligated to make, any future investment in or capital contributions to any other entity.

Section 6.4            Authority.

(a)               Auddia has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Auddia Merger and the other Contemplated Transactions. The execution, delivery and performance of this Agreement by Auddia and the consummation by Auddia of the Auddia Merger and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Auddia and no other corporate proceedings on the part of Auddia are necessary to approve this Agreement or to consummate the Auddia Merger and the other Contemplated Transactions, subject to obtaining the approval of the Auddia Stockholder Proposals, including the adoption of this Agreement, by the holders of a majority of the outstanding shares of Auddia Common Stock entitled to vote thereon. This Agreement has been duly executed and delivered by Auddia and, assuming the due authorization, execution and delivery by the parties hereto, constitutes a valid and binding obligation of Auddia, enforceable against Auddia in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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(b)               The Auddia Board, acting on the recommendation of the Special Committee, at a meeting duly called and held at which all directors of Auddia were present, unanimously adopted resolutions (i) determining that the Contemplated Transactions are fair to, advisable and in the best interests of Auddia and its stockholders, (ii) approving and declaring advisable this Agreement and the Contemplated Transactions, including the adoption of this Agreement and (iii) determining to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Auddia vote to authorize the Auddia Stockholder Proposals.

(c)               The Auddia Stockholder Approval is the only vote of the holders of any class or series of the Auddia Common Stock or other securities required in connection with the consummation of the Auddia Merger and the other Contemplated Transactions. Other than the Auddia Stockholder Approval, no vote of the holders of any class or series of the Auddia Common Stock or other securities is required in connection with the consummation of any of the Contemplated Transactions to be consummated by Auddia.

Section 6.5            No Conflict; Consents and Approvals.

(a)               Except as set forth in Section 6.5(a) of the Auddia Disclosure Letter, the execution, delivery and performance of this Agreement by Auddia does not, and the consummation of the Auddia Merger and the other Contemplated Transactions and compliance by Auddia with the provisions hereof will not (i) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Auddia under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of any Auddia Material Contract to which Auddia is a party by which Auddia’s properties or assets may be bound, (ii) result in a violation or breach of the Certificate of Incorporation or bylaws of Auddia, or (iii) subject to the governmental filings and other matters referred to in Section 6.5(b), result in a violation or breach of any Law or any rule or regulation of Nasdaq applicable to Auddia or by which Auddia’s properties or assets may be bound, except as, in the case of clauses (i) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have an Auddia Material Adverse Effect.

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(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Auddia in connection with the execution, delivery and performance of this Agreement by Auddia or the consummation by Auddia of the Auddia Merger and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Contemplated Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Auddia Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Auddia Material Adverse Effect.

Section 6.6            SEC Reports; Financial Statements.

(a)               Auddia has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Auddia since January 1, 2022 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Auddia SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Auddia SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Auddia SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Auddia SEC Documents (i) have been prepared in a manner consistent with the books and records of Auddia, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Auddia as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2022, Auddia has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Auddia have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

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(c)               Auddia has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Auddia required to be disclosed in Auddia’s periodic and current reports under the Exchange Act, is made known to Auddia’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Auddia have evaluated the effectiveness of Auddia’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Auddia SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)               Auddia has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Auddia’s financial reporting and the preparation of Auddia’s financial statements for external purposes in accordance with GAAP. Auddia has disclosed, based on its most recent evaluation of Auddia’s internal control over financial reporting prior to the date hereof, to Auddia’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Auddia’s internal control over financial reporting which are reasonably likely to adversely affect Auddia’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Auddia’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to Auddia’s auditors and audit committee is set forth as Section 6.6(d) of Auddia Disclosure Letter.

(e)               Since January 1, 2022, (i) neither Auddia nor, to the knowledge of Auddia, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Auddia or its internal accounting controls, including any material complaint, allegation, assertion or claim that Auddia has engaged in questionable accounting or auditing practices and (ii) no attorney representing Auddia, whether or not employed by Auddia, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Auddia or any of its officers, directors, employees or agents to the Auddia Board or any committee thereof or to any director or officer of Auddia.

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(f)                As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Auddia SEC Documents. To the knowledge of Auddia, none of the Auddia SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)               Auddia is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Auddia, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Auddia in Auddia’s published financial statements or other Auddia SEC Documents.

(h)               Auddia is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act.

Section 6.7            Litigation. Except as set forth in Schedule 6.7 of the Auddia Disclosure Letter, there is no Action (or basis therefor) pending or, to the knowledge of Auddia, threatened against or affecting Auddia or any of its properties or assets, or any present or former officer, director or employee of Auddia in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Auddia nor any of its respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Auddia, threatened seeking to prevent, hinder, modify, delay or challenge the Auddia Merger or any of the other Contemplated Transactions.

Section 6.8            Compliance with Law. Auddia has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Auddia has not received, since January 1, 2022, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or drugs or medical devices, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed, imported, exported and/or distributed by Auddia. Auddia has in effect all material Permits of all Governmental Entities necessary or advisable for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Contemplated Transactions.

Section 6.9            No Undisclosed Liabilities. Neither Auddia nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the audited balance sheet of Auddia as at June 30, 2025 included in the Quarterly Report on Form 10-Q filed by Auddia with the SEC on August 8, 2025 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since June 30, 2025 that are not individually or in the aggregate material to Auddia.

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Section 6.10        Contracts.

(a)               Except for any Auddia Plans (which are the subject of Section 6.11), except as set forth in the Auddia SEC Documents publicly available prior to the date of this Agreement, and except for any agreement or contract, Auddia is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such contracts including those set forth in Section 6.15(b) of the Auddia Disclosure Letter, “Auddia Material Contracts”).

(b)               Each Auddia Material Contract is valid and binding on Auddia, and to the knowledge of Auddia, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Auddia, and, to the knowledge of Auddia, each other party thereto, has performed all material obligations required to be performed by it under each Auddia Material Contract; and (iii) there is no material default under any Auddia Material Contract by Auddia or, to the knowledge of Auddia, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Auddia or, to the knowledge of Auddia, any other party thereto under any such Auddia Material Contract, nor has Auddia received any notice of any such material default, event or condition. Auddia has made available to Thramann true and complete copies of all Auddia Material Contracts, including all amendments thereto. Except as set forth in Section 6.15(c) of the Auddia Disclosure Letter, there are no Auddia Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Auddia Material Contract to change, any material amount paid or payable to the Auddia under any Auddia Material Contract or any other material term or provision of any Auddia Material Contract.

Section 6.11        Taxes.

(a)               Auddia and its Subsidiaries have each (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) timely paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)               All material Taxes not yet due and payable by Auddia as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Auddia SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Auddia SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Auddia SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Auddia through the date of such financial statements. Since the date of the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Auddia SEC Documents, neither Auddia nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the Ordinary Course of business.

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(c)               Neither Auddia nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired (other than in connection with automatic extensions to file Tax Returns obtained in the Ordinary Course of business).

(d)               No material Tax Action with respect to Taxes or any Tax Return of Auddia or any of its Subsidiaries is presently in progress or has been asserted, threatened or proposed in writing and to the knowledge of Auddia, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Auddia or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)               Subject to exceptions as would not be material, Auddia and its Subsidiaries have timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its or their employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)                Neither Auddia nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g)               Neither Auddia nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is or has been a member of a group (other than a group of which Auddia is the common parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Auddia or its Subsidiaries) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by contract, or otherwise by operation of Law; or (iv) is or has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

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(h)               No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Auddia or any of its Subsidiaries which rulings remain in effect.

(i)                 Neither Auddia nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts received in the Ordinary Course of business, or (v) to the knowledge of Auddia, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j)                 There are no liens for Taxes upon any of the assets of Auddia or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k)               Neither Auddia nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)                 Neither Auddia nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)             No material claim has been made in writing by any Governmental Entity in a jurisdiction where Auddia or any of its Subsidiaries does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Auddia or any of its Subsidiaries is or may be subject to taxation of such type by such jurisdiction.

(n)               There are no outstanding shares of Auddia Capital Stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that immediately prior to the Auddia Merger Effective Time are subject to a substantial risk of forfeiture (as such terms are defined in Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(o)               To the knowledge of Auddia, neither Auddia nor any of its Subsidiaries has been, is, or immediately prior to the Auddia Merger Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

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(p)               Neither Auddia nor any of its Subsidiaries has taken any action, has omitted to take any action, or has knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, would reasonably be expected to prevent the Mergers, from qualifying as a non-taxable exchange of Thramann Membership Interests or Auddia Capital Stock for shares of Holdco Common Stock, Holdco Series C Preferred Stock or Holdco Special Preferred Stock within the meaning of Section 351(a) of the Code except that the Holdco Notes shall constitute “boot” for purposes of Section 351(b) of the Code.

(q)               No shareholder of Auddia holds an interest in Auddia that is described at Section 1.897-1(c)(2)(iii)(B) or Section 1.897-9T(b) of the Treasury Regulations.

Section 6.12        Related Party Transactions. Since January 1, 2022 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Auddia or any of its Subsidiaries, on the one hand, and the Affiliates of Auddia or any of its Subsidiaries, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Auddia SEC Documents.

Section 6.13        Certain Payments. For the five (5) years immediately preceding the date hereof, neither Auddia nor any of its Subsidiaries nor, to the knowledge of Auddia, any of their directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 6.14        Brokers. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey, Inc., the fees and expenses of which will be paid by Auddia or any of its Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Auddia, any of its Subsidiaries or any of its Affiliates. Auddia has furnished to Thramann a true and complete copy of any contract between Auddia and Houlihan Lokey, Inc. pursuant to which Houlihan Lokey, Inc. could be entitled to any payment from Auddia relating to the Contemplated Transactions.

Section 6.15        Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey, Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, limitations, assumptions and other matters set forth therein, the Auddia Merger Consideration and the Thramann Exchange Ratio is fair, from a financial point of view, to the stockholders of Auddia, a signed true and complete copy of which opinion has been or will promptly be provided on a non-reliance basis to Thramann.

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Section 6.16        State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or bylaws of Auddia applicable to Auddia is, or at the Auddia Merger Effective Time will be, applicable to this Agreement, the Auddia Merger, any issuance of Auddia Capital Stock as part of a Pre-Closing Financing, or any of the other Contemplated Transactions. The Auddia Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Contemplated Transactions.

Section 6.17        No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE V, Auddia acknowledges and agrees that none of Thramann or any other Person on behalf of Thramann makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Thramann, or any other Person on behalf of Thramann makes any representation or warranty with respect to any projections or forecasts delivered or made available to Auddia or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Thramann (including any such projections or forecasts made available to Auddia or any of its Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and Auddia has not relied on any such information or any representation or warranty not set forth in ARTICLE V.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND THE MERGER SUBS

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Holdco to Thramann (the “Holdco Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Holdco Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Auddia, Holdco and the Merger Subs represent and warrant to Thramann as follows:

Section 7.1            Organization, Standing and Power.

(a)               Each of Holdco, Auddia Merger Sub and Thramann Merger Sub is a corporation duly organized or other entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Holdco and the Merger Subs has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Holdco Material Adverse Effect. For purposes of this Agreement, “Holdco Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Holdco and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Holdco or the Merger Subs to consummate the Mergers or any of the other Contemplated Transactions; provided, however, that in the case of clause (A) only, Holdco Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Holdco and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement or pendency of this Agreement, or (5) any specific action taken (or omitted to be taken) by Holdco at or with the express written consent of Thramann.

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(b)               Each of Holdco, Thramann Merger Sub and Auddia Merger Sub (A) was formed solely for the purpose of entering into the Contemplated Transactions and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c)               Holdco has previously made available to Thramann true and complete copies of the certificate of incorporation and bylaws of each of Holdco, each of its Subsidiaries, and the Merger Subs, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Holdco, its Subsidiaries, or the Merger Subs is in violation of any provision of their respective certificates of incorporation, certificate of formation, bylaws, operating agreement or equivalent governing documents.

Section 7.2            Capital Stock

(a)               As of the date hereof, the authorized Holdco Capital Stock consists of 1,000 shares of Holdco Common Stock. Except as set forth above in this Section 7.2(a), Holdco does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Holdco or any of its Subsidiaries on any matter. Except as set forth above in this Section 7.1(a), as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Holdco or any of its Subsidiaries, (B) securities of Holdco or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of Holdco Capital Stock or any of its Subsidiaries or other voting securities or equity interests of Holdco or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Holdco or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, contracts or other rights to acquire from Holdco or any of its Subsidiaries, or obligations of Holdco or any of its Subsidiaries to issue, any shares of Holdco Capital Stock or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Holdco or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Holdco or any of its Subsidiaries is a party or of which Holdco has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Holdco or any of its Subsidiaries.

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(b)               The authorized capital stock of Thramann Merger Sub consists of 1,000 membership interests, of which 1,000 membership interests are issued and outstanding, all of which membership interests are beneficially owned by Holdco.

(c)               The authorized capital stock of Auddia Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Holdco.

(d)               The shares of Holdco Common Stock and Holdco Special Preferred Stock to be issued pursuant to the Mergers will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 7.3            Subsidiaries. Holdco has no Subsidiaries and Holdco does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity, other than Auddia Merger Sub and Thramann Merger Sub. Holdco is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Holdco has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other entity. Each of Thramann Merger Sub and Auddia Merger Sub was formed solely for the purpose of engaging in the Mergers and the other Contemplated Transactions and has engaged in no business other than in connection with the Contemplated Transactions.

Section 7.4            Authority. Each of Holdco, Thramann Merger Sub and Auddia Merger Sub has all necessary corporate or company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and the other Contemplated Transactions, including the issuance of the applicable Merger Consideration pursuant to Section 4.1(a)(i) and Section 4.2(a)(i), as applicable. The execution, delivery and performance of this Agreement by Holdco and the Merger Subs and the consummation by Holdco and the Merger Subs of the Mergers and the other Contemplated Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Holdco and the Merger Subs and no other corporate proceedings on the part of Holdco or the Merger Subs are necessary to approve this Agreement or to consummate the Mergers and the other Contemplated Transactions, subject to the approval of this Agreement by Holdco as the sole stockholder of the Merger Subs. This Agreement has been duly executed and delivered by Holdco and the Merger Subs and, assuming the due authorization, execution and delivery by Thramann and Auddia, constitutes a valid and binding obligation of each of Holdco and the Merger Subs, enforceable against each of Holdco and the Merger Subs in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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Section 7.5            No Conflict; Consents and Approvals.

(a)               Except as set forth in Section 7.5(a) of the Holdco Disclosure Letter, the execution, delivery and performance of this Agreement by each of Holdco and the Merger Subs does not, and the consummation of the Mergers and the other Contemplated Transactions and compliance by each of Holdco and the Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Holdco or the Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Holdco or the Merger Subs, (ii) any Holdco agreement to which Holdco or the Merger Subs is a party by which Holdco, the Merger Subs or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 7.5(b), any material Law or any rule or regulation of Nasdaq applicable to Holdco or the Merger Subs or by which Holdco, the Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Holdco Material Adverse Effect.

(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Holdco or the Merger Subs in connection with the execution, delivery and performance of this Agreement by Holdco or the Merger Subs or the consummation by Holdco or the Merger Subs of the Mergers and the other Contemplated Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Contemplated Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Holdco Material Adverse Effect.

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Section 7.6            State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the certificate of incorporation or bylaws of Holdco applicable to Holdco is, or at the applicable Effective Time will be, applicable to this Agreement, the Mergers, the issuance of the applicable Merger Consideration or any of the other Contemplated Transactions. The Holdco Board and the Merger Subs board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Contemplated Transactions.

Section 7.7            No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE V, each of Holdco and the Merger Subs acknowledges and agrees that none of Thramann and Auddia or any other Person on behalf of Thramann and Auddia makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Thramann and Auddia, or any other Person on behalf of Thramann and Auddia makes any representation or warranty with respect to any projections or forecasts delivered or made available to Holdco, the Merger Subs or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Thramann and Auddia (including any such projections or forecasts made available to Holdco, the Merger Subs or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions), and none of Holdco or the Merger Subs has relied on any such information or any representation or warranty not set forth in ARTICLE VII.

ARTICLE VIII
COVENANTS

Section 8.1            Operation of Auddia’s Business.

(a)               Except (i) as expressly contemplated or permitted by this Agreement, (ii) as expressly required by applicable Law, or (iii) unless Thramann shall otherwise consent in writing (email being sufficient), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE XI and the applicable Effective Time (the “Pre-Closing Period”), Auddia shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course and in material compliance with the applicable Law and the requirements of all Auddia Material Contracts.

(b)               Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 8.1(b) of the Auddia Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of Thramann (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Auddia shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for any shares of Auddia Common Stock from terminated employees, directors or consultants of Auddia in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Auddia or any of its Subsidiaries);

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(ii)              except with respect to any Pre-Closing Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Auddia Common Stock issued upon the valid exercise or settlement of outstanding Auddia Options, Auddia Warrants or Auddia Restricted Stock Unit Awards, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)            except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)               (A) lend money to any Person, (B) except with respect to any Pre-Closing Financing, incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities or others (other than Holdco, Auddia Merger Sub or Thramann merger Sub) or (D) other than the incurrence or payment of Transaction Expenses, make any capital expenditure or commitment;

(vi)             sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties;

(vii)          other than as expressly required by applicable Law or the terms of any Auddia Plan in effect as of the date of this Agreement: (A) adopt, establish or enter into any Auddia Plan, including, for the avoidance of doubt, any equity award plans, (B) cause or permit any Auddia Plan to be amended other than as required by Law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Auddia Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire or terminate (other than for cause, or absent such a definition of cause, for conduct that the Auddia or such Subsidiary determines in good faith constitutes material misconduct) any officer, employee or consultant;

(viii)        enter into any transaction outside the Ordinary Course;

(ix)             acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties;

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(x)               make, change or revoke any material Tax election; file any amended income or other material Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; surrender any material claim for refund; or adopt or change any material accounting method in respect of Taxes;

(xi)             waive, settle or compromise any pending or threatened Action against Auddia or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Auddia or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Auddia or any of its Subsidiaries;

(xii)          delay or fail to repay when due, any obligation, including accounts payable and accrued expenses;

(xiii)        forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiv)         sell, assign, transfer, license, sublicense or otherwise dispose of any Intellectual Property of the Auddia;

(xv)           terminate or modify in any respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xvi)         enter into, amend, terminate, or waive any option or right under, any Auddia Material Contract or agreement that would be deemed to be an Auddia Material Contract if entered into on or prior to the date hereof;

(xvii)      other than the incurrence or payment of any Transaction Expenses, make any expenditures, incur any liabilities or discharge or satisfy any obligations;

(xviii)    enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any real property leases of Auddia;

(xix)         other than as expressly required by Law or GAAP, take any action to change accounting policies or procedures; or

(xx)           agree, resolve or commit to do any of the foregoing.

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Nothing contained in this Agreement shall give Thramann, directly or indirectly, the right to control or direct the operations of Auddia prior to the Auddia Merger Effective Time or Thramann Merger Effective Time. Prior to the Auddia Merger Effective Time, Auddia shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 8.2            Operation of Thramann’s Business.

(a)               Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 8.2(a) of the Thramann Disclosure Letter, (iii) as expressly required by applicable Law or (iv) unless Auddia shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned and email being sufficient), during the Pre-Closing Period, Thramann shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course and in material compliance with the applicable Law and the requirements of all Material Contracts.

(b)               Except (i) as set forth in Section 8.2(b) of the Thramann Disclosure Letter, (ii) as expressly required by applicable Law or (iii) with the prior written consent of Auddia (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Thramann shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Thramann Membership Interests from terminated employees, managers, directors or consultants of Thramann);

(ii)              sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any of the foregoing actions: (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)            amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v)               (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities;

(vi)             sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties;

(vii)          waive, settle or compromise any pending or threatened Action against Thramann or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Thramann or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Thramann or any of its Subsidiaries;

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(viii)        delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course;

(ix)             enter into, amend, terminate, or waive any option or right under, any Material Contract or agreement that would be deemed to be a Material Contract if entered into on or prior to the date hereof;

(x)               enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any real property leases of Thramann or any of its Subsidiaries;

(xi)             other than as expressly required by Law or GAAP, take any action to change accounting policies or procedures;

(xii)          make, change or revoke any material Tax election; file any amended income or other material Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; surrender any material claim for refund; or adopt or change any material accounting method in respect of Taxes;

(xiii)        sell, assign, transfer, license, sublicense or otherwise dispose of any Intellectual Property of Thramann; or

(xiv)         agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Auddia, directly or indirectly, the right to control or direct the operations of Thramann prior to the Auddia Merger Effective Time or Thramann Merger Effective Time. Prior to the Thramann Merger Effective Time, Thramann shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 8.3            Access and Investigation.

(a)               During the Pre-Closing Period, upon reasonable advance written notice and during normal business hours, Auddia, on the one hand, and Thramann, on the other hand, shall and shall use commercially reasonable efforts to cause such party’s Representatives to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries, (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request, (c) permit the other party’s officers and other employees to meet with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary and (d) make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the Contemplated Transactions. Any investigation conducted by either Auddia or Thramann pursuant to this Section 8.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.

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(b)               Notwithstanding anything herein to the contrary in this Section 8.3(b), no access or examination contemplated by this Section 8.3(b) shall be permitted to the extent that it would require any party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such party’s confidentiality obligations to a third party; provided, that such party or any of its Subsidiaries (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (B) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provide to the other party without causing such violation or waiver, and (D) in the case of subsection (iii) above, upon the other party’s reasonable request, such party shall use its reasonable efforts to obtain such third party’s consent to permit such other party access to such information, subject to appropriate confidentiality protections. In addition, no access or examination contemplated by this Section 8.3 shall be permitted to the extent that it would require any party or its Subsidiaries, except as otherwise expressly required by this Agreement, to provide (A) information to the other party that relates to the negotiation of this Agreement, (B) information to the other party that relates to any process a party has conducted with any financial advisor or other communications with any Persons in connection therewith, or (C) minutes of the meetings of the board of directors of a party or any committee thereof discussing the transactions contemplated hereby.

Section 8.4            No Solicitation.

(a)               Each of Auddia (except as it relates to any Pre-Closing Financing) and Thramann agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 9.2 and Section 9.3), (v) execute or enter into any letter of intent or any agreement contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the following; provided, however, that, notwithstanding anything contained in this Section 8.4 and subject to compliance with this Section 8.4, prior to obtaining the Auddia Stockholder Approval, Auddia may furnish nonpublic information regarding Auddia and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written

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Acquisition Proposal by such Person which the Special Committee or Auddia Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of any breach of this Agreement, (B) the Special Committee or Auddia Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Auddia Board’s fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Auddia provides Thramann written notice of the identity of such Person and of Auddia intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) Auddia receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, Auddia furnishes such nonpublic information to Thramann (to the extent such information has not been previously furnished by Auddia to Thramann). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 8.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.4 by such party for purposes of this Agreement.

(b)               If any party or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than one (1) Business Day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c)               Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person as soon as reasonably practicable after the date of this Agreement.

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(d)               The parties agree that the rights and remedies for noncompliance with this Section 8.4 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the other party and that money damages would not provide an adequate remedy to so such party.

Section 8.5            Notification of Certain Matters. During the Pre-Closing Period, each of Thramann, on the one hand, and Auddia, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Action against or involving or otherwise affecting such party or its Subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or employee of such party, (c) such party becomes aware of any inaccuracy in any representation or warranty made by such party in this Agreement or (d) the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE IX or Article X, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Thramann Disclosure Letter or the Auddia Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by Thramann or Auddia in this Agreement or (y) determining whether any condition set forth in Article VII or Article VIII has been satisfied. Any failure by either party to provide notice pursuant to this Section 8.5 shall not be deemed to be a breach for purposes of Section 8.2(b) and Section 8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

ARTICLE IX
ADDITIONAL AGREEMENTS

Section 9.1            Registration Statement; Proxy Statement.

(a)               As promptly as practicable but in any event no later than April 30, 2026, (i) Auddia shall prepare, and cause Holdco to file with the SEC, a proxy statement relating to the Auddia Stockholders Meeting to be held in connection with the Mergers (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Auddia, shall prepare, and cause Holdco to file with the SEC, a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Holdco Capital Stock to be issued by virtue of the Contemplated Transactions, other than any shares of Holdco Capital Stock which are not permitted to be registered on Form S-4 pursuant to applicable Law. Each of Auddia and Holdco shall use its reasonable best efforts to (i) cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests (written or oral) of the SEC or its staff relating to the Registration Statement. Holdco shall promptly notify Thramann upon the receipt of any comments or requests (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement. Holdco shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Holdco Capital Stock pursuant to the Contemplated Transactions. Thramann shall reasonably cooperate with Auddia and Holdco and furnish all information concerning itself and its Affiliates, as applicable, to the Auddia that is required by law to be included in the Registration Statement as the Auddia may reasonably request in connection with such actions and the preparation of the Registration Statement.

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(b)               Auddia and Holdco covenant and agree that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Auddia and Thramann covenants and agrees that the information supplied by or on behalf of Holdco, concerning itself, to Auddia for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c)               Auddia shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Auddia’s stockholders as promptly as practicable (but in any event no later than two (2) Business Days) after the Registration Statement is declared effective under the Securities Act.

(d)               If at any time before the applicable Effective Time (i) any party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Auddia stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Auddia shall promptly notify Thramann if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Holdco Capital Stock issuance in connection with the Contemplated Transactions for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to Thramann copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

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(e)               Auddia and Thramann shall reasonably cooperate with Holdco and provide, and cause its Representatives to provide, Holdco and its Representatives, with all true, correct and complete information regarding Auddia and Thraman that is required by law to be included in the Registration Statement or reasonably requested by Holdco to be included in the Registration Statement. Without limiting the respective obligations of Auddia or Thramann in Section 8.1(a) and Section 8.2(a), as applicable, Auddia and Thramann will use commercially reasonable efforts to cause to be delivered to Holdco a letter of Auddia and Thramann’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Holdco), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f)                Thramann and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by Holdco, and Auddia shall not cause Auddia to make such filings, and no filing of, or amendment or supplement to, the Registration Statement will be made by Holdco, and Auddia will not cause Holdco to make such filings, in each case, without the prior consent of Thramann, which shall not be unreasonably withheld, conditioned or delayed.

(g)               As promptly as reasonably practicable, Thramann shall furnish to Auddia the Thramann Audited Financial Statements and the Thramann Interim Financial Statements. Each of the Thramann Audited Financial Statements and the Thramann Interim Financial Statements will be prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and except, in the case of any unaudited financial statements, to normal year-end audit adjustments) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Thramann as of the dates of and for the periods referred to in Thramann’s Audited Financial Statements or Thramann’s Interim Financial Statements, as the case may be.

Section 9.2            Holdco and the Merger Sub Approvals.

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(a)               Promptly following the execution of this Agreement, Auddia shall cause Holdco to take all actions necessary to cause this Agreement and the Contemplated Transactions, including the Mergers, to be adopted by Holdco as the sole stockholder of each of Auddia Merger Sub and Thramann Merger Sub, as applicable, for all required purposes under applicable Law.

Section 9.3            Auddia Stockholders’ Meeting.

(a)               Auddia shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Auddia Common Stock (the “Auddia Stockholder Meeting”) to consider and obtain the approval of Auddia’s stockholders (the “Auddia Stockholder Approval”) and thereby approve the Contemplated Transactions (the “Auddia Stockholder Proposals”). The Auddia Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Auddia shall take reasonable measures to ensure that all proxies solicited in connection with the Auddia Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Auddia Stockholder Meeting, or a date preceding the date on which the Auddia Stockholder Meeting is scheduled, Auddia reasonably determines in good faith that (i) it will not receive proxies sufficient to obtain the Auddia Stockholder Approval, whether or not a quorum would be present or (ii) it will not have sufficient shares of Auddia Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Auddia Stockholder Meeting, Auddia may postpone or adjourn, or make one or more successive postponements or adjournments of, the Auddia Stockholder Meeting as long as the date of the Auddia Stockholder Meeting is not postponed or adjourned by more than an aggregate of thirty (30) days in connection with any postponements or adjournments. Except as required by applicable Law, in no event shall the record date of the Auddia Stockholders’ Meeting be changed without Thramann’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(b)               Auddia agrees that, subject to Section 9.3(c), (i) the Auddia Board shall recommend that the holders of Auddia Common Stock vote to approve the Auddia Stockholder Proposals and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 9.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Auddia Board (acting upon the recommendation of the Special Committee) recommends that Auddia’s stockholders vote to approve the Auddia Stockholder Proposal (the recommendation of the Auddia Board being referred to as the “Auddia Board Recommendation”) and (iii) the Auddia Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Auddia Board shall not publicly propose to withhold, amend, withdraw or modify the Auddia Board Recommendation) in a manner adverse to Thramann, and no resolution by the Auddia Board or any committee thereof to withdraw or modify the Auddia Board Recommendation in a manner adverse to Thramann or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Auddia Board Adverse Recommendation Change”).

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(c)               Notwithstanding anything to the contrary contained in Section 9.3(b), and subject to compliance with Section 8.4 and Section 9.3, at any time prior to the approval of the Auddia Stockholder Proposal by the Auddia Stockholder Approval, if Auddia receives a bona fide written Superior Offer, the Auddia Board (acting on the recommendation of the Special Committee) may make a Auddia Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, (1) the Auddia Board or the Special Committee determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Auddia has, and has caused its financial advisors and outside legal counsel to, during the Auddia Notice Period, negotiate with Thramann in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Thramann desires to negotiate) and (3) if after Thramann shall have delivered to Auddia an irrevocable written offer to alter the terms or conditions of this Agreement during the Auddia Notice Period, the Auddia Board or Special Committee shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Auddia Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Thramann receives written notice from Auddia confirming that the Auddia Board has determined to change its recommendation at least five (5) Business Days in advance of the Auddia Board Adverse Recommendation Change (the “Auddia Notice Period” ), which notice shall include a description in reasonable detail of the reasons for such Auddia Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Auddia Notice Period, Thramann shall be entitled to deliver to Auddia one or more counterproposals to such Acquisition Proposal and Auddia will, and cause its Representatives to, negotiate with Thramann in good faith (to the extent Thramann desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Auddia’s stockholders would receive as a result of such potential Superior Offer), Auddia shall be required to provide Thramann with notice of such material amendment and the Auddia Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Auddia Notice Period following such notification during which the parties shall comply again with the requirements of this Section 9.3(c) and the Auddia Board shall not make a Auddia Board Adverse Recommendation Change prior to the end of such Auddia Notice Period as so extended (it being understood that there may be multiple extensions).

(d)               Unless this Agreement is validly terminated pursuant to Section 11.1(h), Auddia’s obligation to call, give notice of and hold the Auddia Stockholder Meeting in accordance with Section 9.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Auddia Board Recommendation or any Auddia Board Adverse Recommendation Change.

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(e)               Nothing contained in this Agreement shall prohibit Auddia or the Auddia Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Auddia or the Auddia Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Auddia is unable to take a position with respect to the bidder’s tender offer unless the Auddia Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 9.4            Calculation of Net Cash.

(a)               Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Auddia and Thramann (the “Anticipated Closing Date”), Auddia will deliver to Thramann a certificate signed by an officer of Auddia in the form reasonably acceptable to Thramann setting forth a schedule (the “Auddia Net Cash Schedule”, and the date of delivery of the Auddia Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Auddia’s good faith, estimated calculation of Net Cash (the “Auddia Net Cash Calculation”) as of the close of business on the Closing Date (the “Cash Determination Time”) prepared and certified by Auddia’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Auddia). Auddia shall make available to Thramann (electronically to the greatest extent possible), as reasonably requested by Thramann, the work papers and back-up materials (including all relevant invoices and similar evidence of outstanding obligations) used or useful in preparing the Auddia Net Cash Schedule and, if reasonably requested by Thramann, Auddia’s internal finance personnel, accountants and counsel at reasonable times and upon reasonable notice.

(b)               Within eight (8) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Thramann shall have the right to dispute any part of the Auddia Net Cash Calculation by delivering a written notice to that effect to Auddia (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and, to the extent known, the nature and amounts of any proposed revisions to the Auddia Net Cash Calculation.

(c)               If, on or prior to the Response Date, Thramann notifies Auddia in writing that it has no objections to the Auddia Net Cash Calculation or, if prior to 11:59 p.m. (Eastern time) on the Response Date, Thramann fails to deliver a Dispute Notice as provided in Section 9.4(b), then the Auddia Net Cash Calculation as set forth in the Auddia Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time (the “Final Auddia Net Cash”) for purposes of this Agreement.

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(d)               If Thramann delivers a Dispute Notice on or prior to 11:59 p.m. (Eastern time) on the Response Date, then Representatives of Auddia and Thramann shall promptly, and in no event later than one calendar day after the Response Date, communicate and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount (if so resolved) shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Auddia Net Cash for purposes of this Agreement.

(e)               If Representatives of Auddia and Thramann are unable to resolve the disputed items pursuant to Section 9.4(d) within three calendar days after delivery of the Dispute Notice (or such other period as Auddia and Thramann may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Auddia and Thramann (provided that if the parties are unable to select an independent auditor within five (5) days, then either Auddia or Thramann may thereafter request that the Philadelphia, Pennsylvania Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”)). Auddia shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Auddia Net Cash Schedule, and Auddia and Thramann shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Auddia and Thramann shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Auddia and Thramann. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Auddia and Thramann, shall be final and binding on Auddia and Thramann and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Final Auddia Net Cash for purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 9.4(e). The fees and expenses of the Accounting Firm shall be allocated between Auddia and Thramann in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed amount by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Thramann and any other fees, costs or expenses incurred by Thramann following the Anticipated Closing Date in connection with the procedures set forth in this Section 9.4(e) shall be deducted from the final determination of the amount of Net Cash, to the extent of available amounts. If this Section 9.4(e) applies as to the determination of the Final Auddia Net Cash described in Section 9.4(a), upon resolution of the matter in accordance with this Section 9.4(e), the parties shall not be required to determine the Net Cash again even though the Closing Date may occur later than the Anticipated Meeting Date. Notwithstanding anything else in this Agreement, Auddia shall redetermine the Final Auddia Net Cash if the Closing Date is more than ten calendar days after the Anticipated Meeting Date.

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Section 9.5            Efforts; Transaction Litigation.

(a)               The parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or agreement, or otherwise) by such party in connection with the Contemplated Transactions or for such agreement to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummations of this Agreement.

(b)               Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Entity with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

(c)               Without limiting the generality of the foregoing, Auddia shall give Thramann prompt (but not later than within two (2) Business Days of receipt) written notice of any “demand letter” or any litigation initiated, or threatened or in writing against Auddia and/or its directors relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Thramann reasonably informed with respect to the status thereof. Subject to the penultimate sentence of this Section 9.4(c), Auddia shall, on behalf of the parties hereto, control and lead all communications and strategy relating to any Transaction Litigation, subject to this Section 9.4(c). Auddia will (i) give Thramann the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Thramann with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith Thramann’s advice with respect to such Transaction Litigation and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without Thramann’s prior written consent (which such consent shall not be unreasonably withheld or delayed). Without otherwise limiting the rights of current or former directors and officers of Auddia with regard to the right to counsel, following the applicable Effective Time, current or former directors and officers of Auddia with rights to indemnification as described in Section 9.5 shall be entitled to retain any counsel selected by such indemnified parties to defend any Transaction Litigation as it relates to such indemnified parties in accordance with Section 9.5.

Section 9.6            Indemnification, Exculpation and Insurance.

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(a)               From the applicable Effective Time through the sixth (6th) anniversary of the date on which the applicable Effective Time occurs, Holdco and each Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the applicable Effective Time, a director, officer or manager of Auddia or Thramann, respectively (the “D&O Indemnified Parties”), against all demands, claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer or manager of Auddia or of Thramann, whether asserted or claimed prior to, at or after the applicable Effective Time, in each case, to the fullest extent permitted under the DGCL or the Colorado Limited Liability Company Act (the “CLLCA”), as applicable. Each D&O Indemnified Party will be entitled to advancement of fees, costs and expenses incurred in the defense of any such demand, claim, Action, suit, proceeding or investigation from each of Holdco and each Surviving Company, jointly and severally, upon receipt by Holdco or a Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Holdco, Auddia Surviving Company or Thramann Surviving Company, to the extent then required by the DGCL or CLLCA, as applicable, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification. Such undertaking, if required, shall be unsecured and made without reference to the D&O Indemnified Party’s ability to repay such advances or, except as may be limited by applicable Law, ultimate entitlement to indemnification. No other form of undertaking shall be required. All rights to indemnification, exculpation and advancement of expenses or other protection in respect of any claim asserted or made, and for which a D&O Indemnified Party delivers a written notice to Holdco prior to the sixth (6th) anniversary of the applicable Effective Time asserting a claim for such protections pursuant to this Section 9.5, shall continue until the final disposition of such claim.

(b)               The provisions of the certificate of incorporation and bylaws of Holdco with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers thereof that are presently set forth in the certificate of incorporation and bylaws of Holdco, as applicable, shall not be amended, modified or repealed for a period of six (6) years from the Auddia Merger Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Auddia Merger Effective Time, were officers or directors of Holdco, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Auddia Surviving Company and articles of organization and operating agreement of Thramann Surviving Company shall contain, and Holdco shall cause the certificate of incorporation or formation and bylaws or operating agreement of the Auddia Surviving Company and Thramann Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Holdco.

(c)               From and after the applicable Effective Time, the Surviving Companies shall fulfill and honor in all respects the obligations of Thramann and Auddia to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Thramann and Auddia’s organizational documents and pursuant to any indemnification agreements between Thramann or Auddia and such D&O Indemnified Parties, with respect to demands, claims, Actions, suits, proceedings or investigations whether asserted or claimed prior to, at or after the applicable Effective Time, arising out of matters occurring at or prior to the applicable Effective Time.

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(d)               From and after the applicable Effective Time, Holdco shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Auddia. In addition, Holdco shall purchase, prior to the applicable Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Auddia’s and Thramann’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the applicable Effective Time with respect to any claim related to any period of time at or prior to the applicable Effective Time with terms, conditions, exclusions, retentions and limits of liability that are no less favorable than the coverage provided under Auddia’s and Thramann’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Auddia or Thramann by reason of him or her serving in such capacity that existed or occurred at or prior to the applicable Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(e)               The provisions of this Section 9.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Auddia and Thramann by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(f)                In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall succeed to the obligations set forth in this Section 9.5. Holdco shall cause the Auddia Surviving Company and Thramann Surviving Company to perform all of their respective obligations under this Section 9.5.

Section 9.7            Section 16 Matters. Prior to the applicable Effective Time, each of Auddia and Thramann shall take all such steps as may be necessary or appropriate to cause the acquisitions of Holdco Capital Stock (including derivative securities with respect to such Holdco Common Stock) resulting from the Contemplated Transactions by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b promulgated under the Exchange Act.

Section 9.8            Disclosure. The parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Auddia’s Form 8-K announcing the execution and delivery of this Agreement. No party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the Contemplated Transactions unless (a) the other party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is requited by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure; provided, however, that each of Thramann and Auddia may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements made by Thramann or Auddia in compliance with this Section 9.7. Notwithstanding the foregoing, a party need not consult with any other parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 9.3(d) or with respect to any Acquisition Proposal, Auddia Board Adverse Recommendation Change, or pursuant to Section 9.3(e).

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Section 9.9            Listing. From the date hereof until the Auddia Merger Effective Time, Auddia shall use commercially reasonable efforts to maintain its existing listing on Nasdaq until the Auddia Merger Effective Time. At or prior to the applicable Effective Time, (a) Auddia and Thramann shall reasonably cooperate to seek approval of the listing of the combined corporation on Nasdaq, (b) in accordance with the rules and regulations of Nasdaq, prepare and submit (with the prior approval of Thramann) to Nasdaq a notification form for the listing of shares of Holdco Common Stock to be issued in connection with the Contemplated Transactions, and (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Stock Split (if required) and submit a copy of the amendment to Auddia’s certificate of incorporation effecting the Nasdaq Reverse Stock Split, certified by the Secretary of State of the State of Delaware to Nasdaq on the Closing Date.

Section 9.10        Tax Matters.

(a)               The parties intend that the Mergers shall qualify as a non-taxable exchange of shares of Holdco Capital Stock for Thramann Membership Interests and shares of Auddia Capital Stock within the meaning of Section 351(a) of the Code. For the avoidance of doubt, the Holdco Notes shall constitute “boot” for purposes of Section 351(b) of the Code, and each holder receiving such Holdco Notes shall recognize gain (but not loss) in an amount equal to the lesser of (i) the fair market value of such boot received or (ii) the amount of gain realized on the exchange. Each of Auddia and Thramann shall use reasonable best efforts to cause the Mergers to qualify, and agree not to, and not to permit or cause any of their Affiliates to, take any action or cause any action to be taken which to its knowledge would reasonably be expected to prevent or impede the Mergers from qualifying for nonrecognition of gain and loss under Section 351 of the Code (the “U.S. Tax Treatment”).

(b)               If, in connection with the preparation and filing of the Registration Statement or any other filing required by applicable Law or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Mergers and the intended U.S. Tax Treatment be prepared and submitted (a “Tax Opinion”), (i) Auddia and Thramann shall each use their respective reasonable best efforts to deliver to Goodwin Procter LLP, counsel to Auddia, and to Kelley Drye & Warren LLP, counsel to Thramann, customary Tax representation letters satisfactory to each such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by each such counsel in connection with the preparation and filing of such Registration Statement or any other filing required by applicable Law, (ii) Auddia shall use its reasonable best efforts to cause Goodwin Procter LLP to furnish a Tax Opinion addressed to Auddia, subject to customary assumptions and limitations, satisfactory to the SEC, and (iii) Thramann shall use its reasonable best efforts to cause Goodwin Procter LLP to furnish a Tax Opinion addressed to Thramann, subject to customary assumptions and limitations, satisfactory to the SEC.

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Section 9.11        Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use commercially reasonable efforts to take all necessary actions so that the Persons listed on Section 3.3 of the Thramann Disclosure Letter or Auddia Disclosure Letter, as applicable, are elected or appointed, as applicable, to the positions of officers and directors of the Auddia Surviving Company or manager of the Thramann Surviving Company, as set forth therein, to serve in such positions effective as of the applicable Effective Time. If any Person listed on Section 3.3 of the Thramann Disclosure Letter or Auddia Disclosure Letter is unable or unwilling to serve as officer or director of the Auddia Surviving Company or Thramann Surviving Company, as set forth therein, the party appointing such Person (as set forth on Section 3.3 of the Thramann Disclosure Letter or Auddia Disclosure Letter) shall designate a successor.

Section 9.12        Obligations of the Merger Subs. Holdco will take all action necessary to cause Auddia Merger Sub and Thramann Merger Sub to perform its obligations under this Agreement and to consummate the Auddia Merger and Thramann Merger on the terms and conditions set forth in this Agreement.

Section 9.12        Allocation Certificate. Thramann will prepare and deliver to Auddia at least five (5) Business Days prior to the Closing Date a spreadsheet setting forth (as of immediately prior to the Thramann Merger Effective Time) (a) each holder of Thramann Membership Interests, (b) such holder’s name and physical address, (c) the number or percentage of Thramann Membership Interests held as of the Closing Date for each such holder and (d) the number of shares of Holdco Capital Stock to be issued to such holder pursuant to this Agreement in respect of Thramann Membership Interests held by such holder as of immediately prior to the Thramann Merger Effective Time (the “Allocation Certificate”).

Section 9.13        Holdco Equity Plans. Prior to the Auddia Merger Effective Time, the Holdco Board will adopt the 2025 Equity Incentive Plan, subject to the Closing and effective as of the Auddia Merger Effective Time, and will include provisions in the Proxy Statement for stockholders of Auddia to approve the 2025 Equity Incentive Plan. Subject to the approval of the 2025 Equity Incentive Plan by the stockholders of Auddia prior to the Auddia Merger Effective Time, Auddia shall file with the SEC, promptly after the Auddia Merger Effective Time and at its expense, a registration statement on Form S-8 (or any successor form), if available for use by Auddia, relating to the shares of Holdco Common Stock issued with respect to the 2025 Equity Incentive Plan.

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Section 9.14        Auddia SEC Documents. From the date of this Agreement to the Auddia Merger Effective Time, Auddia shall timely file with the SEC all Auddia SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Auddia SEC Document filed by Auddia with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE X
CLOSING CONDITIONS

Section 10.1        Conditions Precedent of each Party. The obligations of each party to effect the Mergers and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

(a)               The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement and has not been withdrawn.

(b)               No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(c)               Auddia shall have obtained the Auddia Stockholder Approval.

(d)               Auddia's Net Cash as of the Cash Determination Time shall be equal to or greater than $12,000,000.

(e)               The Lock-Up Agreements will continue to be in full force and effect as of immediately following the applicable Effective Time.

(f)                If the parties determine necessary to effectuate the transactions contemplated by this Agreement (acting reasonably and in good faith), the Holdco Charter Amendment shall have been duly filed with the Delaware Secretary of State, containing such amendments as are necessary to consummate the transactions contemplated by this Agreement.

(g)               Holdco shall have obtained approval of the listing of the combined company.

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Section 10.2        Conditions Precedent to Obligation of Thramann. The obligations of Thramann to effect the Thramann Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Thramann, at or prior to the Closing, of each of the following conditions:

(a)               Accuracy of Representations. The representations and warranties of Holdco, Auddia, Auddia Merger Sub and Thramann Merger Sub made in this Agreement (other than the Auddia Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, individually or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Auddia Material Adverse Effect (without giving effect to any references therein to any Auddia Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Auddia Disclosure Letter or Holdco Disclosure Letter, as applicable, made or purported to have been made after the date of this Agreement shall be disregarded). The Auddia Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) in respect of Section 6.2 for such inaccuracies which are solely the result of exercise or vesting of awards under an Auddia Plan or Auddia Warrants in each case that were outstanding on the date of this Agreement and (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date).

(b)               Performance of Covenants. Holdco, Auddia, Auddia Merger Sub and Thramann Merger Sub shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the applicable Effective Time.

(c)               No Auddia Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Auddia Material Adverse Effect.

(d)               Market Capitalization. As of immediately prior to the Closing Date, Auddia's Market Capitalization as of the close of business on the Business Day immediately preceding the Closing Date shall be equal to or greater than Six Million Dollars ($6,000,000).

(e)               Officer’s Certificate. Thramann shall have received a certificate executed by an officer of Auddia certifying that the conditions set forth in Section 10.2(a), Section 10.2(b), Section 10.2(c) and Section 10.2(d) have been duly satisfied.

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Section 10.3        Conditions Precedent of Auddia. The obligations of Auddia to effect the Auddia Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Auddia, at or prior to the Closing, of each of the following conditions:

(a)               Accuracy of Representations. The representations and warranties of Thramann made in this Agreement (other than Thramann Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect (without giving effect to any references therein to any Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Thramann Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Thramann Fundamental Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct as of such particular date).

(b)               Performance of Covenants. Thramann shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Thramann Merger Effective Time.

(c)               No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)               Closing Certificate. Auddia shall have received a certificate executed by an officer of Thramann certifying (i) that the conditions set forth in Section 10.3(a), (b), and (c) have been duly satisfied, (ii) that the information set forth in the Allocation Certificate delivered by Thramann in accordance with Section 9.12 is true and accurate in all respects as of the Closing Date, and (iii) the Contribution has been completed.

ARTICLE XI
TERMINATION

Section 11.1        Termination. This Agreement may be terminated prior to the applicable Effective Time (whether before or after approval of the Auddia Stockholder Proposal by Auddia’s stockholders, unless otherwise specified below):

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(a)               by mutual consent of Auddia and Thramann;

(b)               by either Auddia or Thramann if the Mergers shall not have been consummated by September 30, 2026 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Thramann or Auddia if such party’s (or in the case of Auddia, Auddia’s, Holdco’s or either Merger Sub’s) breach of this Agreement has been a principal cause of the failure of the Mergers to occur on or before the End Date;

(c)               by either Auddia or Thramann if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions, provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to a party if such party’s (or in the case of Auddia, Auddia’s, Holdco’s or either Merger Sub’s) breach of this Agreement is a principal cause of any such Governmental Entity issuing any such order or taking any such other action;

(d)               by either Auddia or Thramann if (i) the Auddia Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Auddia’s stockholders shall have taken a final vote on the Auddia Stockholder Proposal and (ii) the Auddia Stockholder Approval shall not have been obtained at the Auddia Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a party if such party’s (or in the case of Auddia, Merger Sub’s) breach of this Agreement is a principal cause of the failure of the Auddia Stockholder Approval to have been obtained at the Auddia Stockholder Meeting;

(e)               by Thramann (at any time prior to obtaining the Auddia Stockholder Approval) if any Auddia Triggering Event shall have occurred;

(f)                by Thramann, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Auddia, Holdco or either Merger Sub or if any representation or warranty of Auddia, Holdco or either Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 10.2(a) or Section 10.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Thramann is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Auddia’s, Holdco’s or either Merger Sub’s representations and warranties or breach by Auddia, Holdco or either Merger Sub is curable by Auddia, Holdco or either Merger Sub, then this Agreement shall not terminate pursuant to this Section 11.1(f) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Thramann to Auddia, Holdco or either Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(f) and (ii) Auddia, Holdco or either Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Thramann to Auddia, Holdco or either Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 11.1(f) as a result of such particular breach or inaccuracy if such breach by Auddia, Holdco or either Merger Sub is cured prior to such termination becoming effective);

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(g)               by Auddia, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Thramann or if any representation or warranty of Thramann shall have become inaccurate, in either case, such that the conditions set forth in Section 10.3(a) or Section 10.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Auddia, Holdco or either Merger Sub is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Thramann’s representations and warranties or breach by Thramann is curable by Thramann, then this Agreement shall not terminate pursuant to this Section 11.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Auddia to Thramann of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(g) and (ii) Thramann ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Auddia to Thramann of such breach or inaccuracy and its intention to terminate pursuant to this Section 11.1(g) (it being understood that this Agreement shall not terminate pursuant to this Section 11.1(g) as a result of such particular breach or inaccuracy if such breach by Thramann is cured prior to such termination becoming effective); or

(h)               by Auddia (at any time prior to obtaining the Auddia Stockholder Approval) and following compliance with all of the requirements set forth in the proviso to this Section 11.1(h), concurrently with Auddia’s entering into a definitive agreement for a Superior Offer (a “Permitted Alternative Agreement”) and after having paid to Thramann, the Thramann Termination Fee pursuant to Section 11.3(c); provided, however, that Auddia shall not enter into any Permitted Alternative Agreement unless: (i) Thramann shall have received written notice from Auddia of Auddia’s intention to enter into such Permitted Alternative Agreement at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) Auddia shall have complied in all material respects with its obligations under Section 8.4 and Section 9.3, and (iii) the Auddia Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law.

The party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

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Section 11.2        Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 11.2, Section 11.3 and ARTICLE XII (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 11.3 shall not relieve any party of any liability for actual and intentional fraud.

Section 11.3        Expenses; Termination Fees.

(a)               Except as set forth in this Section 11.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b)               If (i) this Agreement is terminated by Auddia or Thramann pursuant to Section 11.1(d) (Termination for Failure to Obtain Auddia Stockholder Approval) or by Thramann pursuant to Section 11.1(f) (Termination for Auddia Breach), (ii) at any time after the date of this Agreement and prior to the Auddia Stockholder Meeting an Acquisition Proposal with respect to Auddia shall have been publicly announced, disclosed or otherwise communicated to the Auddia Board (and shall not have been withdrawn) and (iii) within six (6) months after the date of such termination, Auddia enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Auddia shall pay Thramann, by wire transfer of same day funds to an account designated by Thramann, within two (2) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $600,000 and reimburse Thramann for all reasonable out-of-pocket expenses incurred by Thramann in connection with this Agreement and the Contemplated Transactions, up to a maximum of $200,000 (the “Thramann Termination Fee”).

(c)               If this Agreement is terminated (i) by Thramann or by Auddia pursuant to Section 11.1(b) (Termination at End Date) (at a time when Thramann has the right to terminate this Agreement pursuant to Section 11.1(e) (Termination for Auddia Triggering Event)) or pursuant to Section 11.1(e) (Termination for Auddia Triggering Event) or (ii) by Auddia pursuant to Section 11.1(h) (Termination for Auddia Superior Offer), then Auddia shall pay to Thramann the Thramann Termination Fee, by wire transfer of same day funds to an account designated by Thramann, (x) in the case of a termination by Auddia referred to in the foregoing clause (i) or (ii), prior (and as a condition) to such termination or (y) in the case of a termination by Thramann described in the foregoing clause (i), within two (2) Business Days after such termination.

(d)               If Auddia fails to pay when due any amount payable by it under this Section 11.3, then (i) Auddia shall reimburse Thramann for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 11.3 and (ii) Auddia shall pay to Thramann interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

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(e)               The parties agree that, subject to Section 11.2, the payment of fees and expenses set forth in this Section 11.3 shall be the sole and exclusive remedy of Thramann following a termination of this Agreement under the circumstances described in this Section 11.3, it being understood that in no event shall Auddia be required to pay the individual fees, damages payable pursuant to this Section 11.3 on more than one occasion. Subject to Section 11.2, following the payment of the fees and expenses set forth in this Section 11.3 by Auddia, (i) Auddia shall have no further liability to Thramann in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Auddia giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) neither Thramann nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Auddia or seek to obtain any recovery, judgment or damages of any kind against Auddia (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of Auddia) in connection with or arising out of this Agreement or the termination thereof, any breach by Auddia giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) Thramann and its respective Affiliates shall be precluded from any other remedy against Auddia and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by Auddia giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the parties acknowledges that (x) the agreements contained in this Section 11.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 11.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 11.3(e) shall limit the rights of the parties under Section 12.11.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1        Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the applicable Effective Time, other than this ARTICLE XII and those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the applicable Effective Time.

Section 12.2        Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors or managers at any time, whether before or after the Auddia Stockholder Approval has been obtained; provided, however, that after the Auddia Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Auddia, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

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Section 12.3        Waiver. The parties may, by action taken or authorized by their respective Boards of Directors or managers, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Thramann Member Approval or the Auddia Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Thramann Member or stockholders of Auddia, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 12.4        Fees and Expenses. Except as otherwise set forth in this Agreement, including, without limitation Section 11.3, all fees and expenses incurred in connection with this Agreement, the Mergers and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses.

Section 12.5        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Auddia to:
Auddia Inc.
1680 38th Street, Suite 130
Boulder, CO 80301
Attention: John Mahoney
Email: jmahoney@auddia.com

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with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
3025 John F Kennedy Blvd
Philadelphia, Pennsylvania 19104

	Attention:	Jennifer L. Porter
Laura U. Gulick

	Email:	JPorter@goodwinlaw.com
LGulick@goodwinlaw.com

(ii)	if to Thramann, to:

Thramann Holdings, LLC
8580 Strawberry Lane
Niwot, CO 80503-7171

	Attention:	Jeffrey Thramann

	E-mail:	jeff@thramann.com

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
333 West Wacker Drive, Suite 2600
Chicago, IL 60606

	Attention:	Andrew Pillsbury

	Email:	apillsbury@kelleydrye.com

Section 12.6        Entire Agreement. This Agreement (including the Exhibits hereto), the Thramann Disclosure Letter, the Auddia Disclosure Letter and the Holdco Disclosure Letter constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof; provided, further, that the Certificates of Merger is incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL and Section 203 of the CCAA.

Section 12.7        No Third Party Beneficiaries.

(a)               Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 9.5 and Section 12.17.

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(b)               The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 12.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 12.8        Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 12.9        Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Contemplated Transactions. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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Section 12.11    Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives and will not oppose the granting of an injunction, specific performance or other equitable relief on the basis of (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post any bond, surety or other security as a prerequisite to obtaining equitable relief.

Section 12.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 12.13    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 12.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 12.15    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 12.16    No Presumption Against Drafting Party. Each of Auddia, Holdco, Auddia Merger Sub, Thramann Merger Sub and Thramann acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 12.17    Conflict Waiver; Attorney-Client Privilege.

(a)               Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)                 Kelley Drye & Warren LLP (together with any successor, “KDW”) has acted as counsel to the Thramann Member, Thramann and Thramann’s Subsidiaries, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Mergers and the Contemplated Transactions. Holdco agrees, and, after the Thramann Merger Effective Time, shall cause Thramann and its Subsidiaries to agree, that, following consummation of the Thramann Merger, such representation and any prior representation of Thramann or its Subsidiaries by KDW shall not preclude KDW from serving as counsel to the Thramann Member or any director, member, shareholder, partner, officer or employee of Thramann or its Subsidiaries, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Mergers or the Contemplated Transactions.

(ii)              Holdco shall not, and shall cause Thramann and its Subsidiaries not to, seek or have KDW disqualified from any such representation based on the prior representation of the Thramann and its Subsidiaries by KDW. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 12.17(a) shall not be deemed exclusive of any other rights to which KDW is entitled whether pursuant to law, contract, or otherwise.

(b)               All communications prior to the Thramann Merger Effective Time between the Thramann Member, Thramann or its Subsidiaries, on the one hand, and KDW, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive consummation of the Thramann Merger, and from and after the Thramann Merger Effective Time shall belong solely to the Thramann Member and shall not pass to or be claimed by Holdco, Thramann or their Subsidiaries. Accordingly, Holdco, Thramann and their Subsidiaries shall not have access to any Privileged Communications or to the files of KDW relating to such engagement from and after the Thramann Merger Effective Time. Without limiting the generality of the foregoing, from and after the Closing, (i) the Thramann Member (and not Holdco,

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Thramann or their Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Holdco, Thramann or their Subsidiaries shall be a holder thereof, (ii) to the extent that files of KDW in respect of such engagement constitute property of the client, only the Thramann Member (and not Holdco, Thramann or their Subsidiaries) shall hold such property rights and (iii) KDW shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Holdco, Thramann or their Subsidiaries by reason of any attorney-client relationship between KDW and Thramann or its Subsidiaries or otherwise. Notwithstanding the foregoing, in the event that after the Thramann Merger Effective Time a dispute arises between Holdco or its Affiliates (including the Thramann and its Subsidiaries), on the one hand, and a third party other than the Thramann Member, on the other hand, Holdco and its Affiliates (including Thramann and its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Holdco nor any of its Affiliates (including the Thramann and its Subsidiaries) may waive such privilege without the prior written consent of the Thramann Member, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Holdco or any of its Affiliates (including Thramann and its Subsidiaries) is legally required by outstanding judgment, order, injunction, rule or decree of any Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Holdco’s counsel, then Holdco shall immediately (and, in any event, within two (2) Business Days) notify the Thramann Member in writing so that the Thramann Member can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from Thramann’s or its Subsidiaries files and computer systems, and (ii) after the Thramann Merger Effective Time the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Thramann Member. Holdco agrees that after the Thramann Merger Effective Time none of Holdco, Thramann, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Thramann Member or (ii) use or assert the Privileged Communications against the Thramann Member in any action, litigation, claim, or dispute against or involving the Thramann Member.

(c)               This Section 12.17 is intended for the benefit of, and shall be enforceable by, KDW. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of KDW.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCCARTHY FINNEY, INC.

By: /s/ Jeff Thramann
Name: Jeff Thramann
Title: President

AUDDIA INC.

By: /s/ John Mahoney
Name: John Mahoney
Title: Chief Financial Officer

AUDDIA MERGER SUB, INC.

By: /s/ Jeff Thramann
Name: Jeff Thramann
Title: President

THRAMANN MERGER SUB LLC

By: /s/ Jeff Thramann
Name: Jeff Thramann
Title: President

[Signature Page to Agreement and Plan of Merger]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THRAMANN HOLDINGS, LLC.

By: /s/ Jeffrey Thramann
Name: Jeffrey Thramann
Title: Manager

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

Form of Auddia Support Agreement

[Exhibit to the Merger Agreement]

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EXHIBIT B

Form of Lock-Up Agreement

[Exhibit to the Merger Agreement]

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EXHIBIT C

Form of Holdco Note

[Exhibit to the Merger Agreement]

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EXHIBIT D

Form of Special Preferred Certificate of Designations

[Exhibit to the Merger Agreement]

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EXHIBIT E

Form of Certificate of Incorporation of Holdco

[Exhibit to the Merger Agreement]

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EXHIBIT F

Form of By-Laws of Holdco

[Exhibit to the Merger Agreement]

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EXHIBIT G

Board of Directors of Holdco

1.	Jeffrey Thramann, M.D.
2.	Nick Balletta
3.	Emmanuel L. de Boucaud
4.	Joshua Sroge

[Exhibit to the Merger Agreement]

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EXHIBIT H

Officers of Holdco

1.	Jeffrey Thramann, M.D.
2.	John Mahoney

[Exhibit to the Merger Agreement]

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